Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

VELTI PLC,

VORTEX ACQUISITION SUB, INC.,

MOBCLIX, INC.,

AND

RICHARD TALLEY, AS STOCKHOLDERS’ AGENT

SEPTEMBER 30, 2010

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

Schedule 1	Liabilities

Exhibit A	Agreement of Merger

Exhibit B	Form of Investor Representation Statement

Exhibit C	Form of Offer Letter

Exhibit D	Form of Restrictive Covenant Agreement

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Seller’s Counsel Opinion

Exhibit G	Form of General Release

Exhibit G-1	List of Individuals Providing General Release

Exhibit H	Form of Allen & Company Release

Exhibit I	Deferred Share Awards

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of September 30, 2010 by and among:

•                  Velti plc, a company organized under the laws of the Bailiwick of Jersey (“Buyer”);

•                  Vortex Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of Buyer;

•                  Mobclix, Inc., a Delaware corporation (“Seller”); and

•                  solely with respect to Sections 5.3, 5.7, 7 and 8.1 hereof, Richard Talley as Stockholders’ Agent.

RECITALS

A.            The Boards of Directors of Seller, Buyer and Merger Sub believe it is in the best interests of their respective companies and the stockholders or shareholders, as the case may be, of their respective companies that Seller and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Seller (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.            Pursuant to the Merger, among other things, the outstanding shares of Seller common stock, $0.0001 par value (“Seller Common Stock”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth herein.

C.            Seller, Buyer and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.             Definitions.  The following terms, when used in this Agreement, shall have the meanings set forth below:

“Acquired Corporations” means Seller and each of its Subsidiaries.

“Buyer Disclosure Schedule” means a document of even date herewith and delivered by Buyer to Seller on the date hereof referring to the representations and warranties in this Agreement.

“Affiliate” means with respect to a Person: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“AIM” means the Alternative Investment Market of the London Stock Exchange.

“AIM Rules” means the rules for listed companies as promulgated by AIM.

“Applicable Average Closing Price” means the Average Closing Nasdaq Price, or in the event that Buyer’s ordinary shares are not listed for trading on the Nasdaq Global Market, the Average Closing AIM Price.

“Average Closing AIM Price” means the average of the closing prices of Buyer Shares as reported on the AIM during the ten (10) trading days ending two (2) trading days prior to the applicable date for issuance of any of the Merger Consideration.

“Average Closing Nasdaq Price” means the average of the closing prices of Buyer Shares as reported on the Nasdaq Global Market during the ten (10) trading days ending two (2) trading days prior to the applicable date for issuance of any of the Merger Consideration.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are authorized or required by applicable Law to close in either New York, USA or London, UK.

“Buyer Shares” means ordinary shares of the Buyer, nominal value £0.05.

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” means any and all losses, costs, damages, liabilities, debts, diminution in value, charge, interest, penalties and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees.

“Delaware Law” means the Delaware General Corporation Law as amended.

“Dissenting Share” means any Seller Share held of record by any Seller Stockholder who or that has exercised his, her or its appraisal rights under Delaware Law.

“Escrow Agreement” means that certain agreement by and among the Buyer, Seller, and the Escrow Agent, to be entered into on the Closing Date, in the form attached hereto as EXHIBIT E.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act, as amended.

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality in each case federal, state, local, foreign or domestic.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards as practiced and applied in the United Kingdom.

“IRS” means the Internal Revenue Service.

“Knowledge” means only the actual knowledge, with respect to Buyer of Alex Moukas, Wilson Cheung and Sally Rau and with respect to Seller, Sumit Rai, Sunil Verma, Krishna Subramanian and Vishal Gurbuxani (the “Management Team”).

“Laws” means any law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.

“material” any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities.

“Material Adverse Effect” means with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole except for any such events, changes or effects resulting from: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which any party to this Agreement operates that does not disproportionately affect such party; (iii) the effect of any action taken by the Buyer or Merger Sub or their respective Affiliates (provided such action was without the participation or consent of the Seller) with respect to the transactions contemplated hereby or with respect to the Seller; (iv) the effect of any changes after the date hereof in applicable laws or accounting rules not uniquely relating to the Seller; or (v) the indirect or consequential effect of any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Returns” means returns, estimates, information statements and reports required to be filed by any of the Acquired Corporations with the appropriate taxing authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means a document of even date herewith and delivered by Seller to Acquirer on the date hereof referring to the representations and warranties in this Agreement.

“Subsidiary” or “Subsidiaries” of Buyer, Seller or any other Person means any corporation, partnership or other legal entity of which Buyer, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Taxing Authority” means any applicable governmental authority exercising regulator authority in respect of Taxes.

2.             The Merger.

2.1          The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into Seller, the separate corporate existence of Merger Sub shall cease and Seller shall continue as the surviving corporation (the “Surviving Corporation”).

2.2          Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place concurrent with the execution of this Agreement, which shall be subject to the satisfaction or waiver of each of the conditions set forth in Section 6.2 hereof, or at such other time as the parties hereto agree (the “Closing Date”).  The Closing shall take place at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California, or at such other location as the parties hereto agree.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger attached hereto as EXHIBIT A (the “Agreement of Merger”), together with any required certificates, including a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of the acceptance of such filing, or such later time as may be mutually agreed in writing by Buyer and Seller and specified in the Agreement of Merger, being the “Effective Time”).

2.3          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4          Certificate of Incorporation; Bylaws.  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:  “The name of the corporation is Mobclix, Inc.”  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5          Directors and Officers.  At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6          Effect on Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Seller or the holders of any of the following securities, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time, excluding Dissenting Shares, shall be converted and exchanged, without any action on the part of the holders of such shares, into the right to receive: (i) the Upfront Merger Consideration; (ii) the Deferred Merger Consideration; (iii) the Contingent Merger Consideration; and (iv) subject to, and in accordance with Section 7 and the Escrow Agreement, the Per Share Escrow Consideration (collectively, the “Merger Consideration”).

(b)           “Exchange Fraction” shall be equal to the quotient obtained by dividing one (1) by the number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time.

(c)           “Upfront Merger Consideration” shall equal: (i) the number of whole shares, rounded up, determined by multiplying (A) the Upfront Shares, by (B) the Exchange Fraction; and (ii) an amount in cash determined by multiplying (A) $500,000 (the “Buyer Cash Payment”), by (B) the Exchange Fraction.  The Upfront Merger Consideration is issuable and payable in the aggregate by Buyer promptly after Closing to be distributed by the Exchange Agent in accordance with Section 2.8 hereof.

(d)           “Upfront Shares” shall equal the number of whole shares, rounded up, determined by dividing (i) $2,737,500 less (1) an amount in cash equal to the Transaction Expenses, (2) an amount in cash equal to the Upfront Bonus Pool, (3) an amount in cash equal to the Upfront Allen Fee, and (4) an amount in cash equal to the aggregate outstanding principal and accrued interest outstanding on financing instruments by and between Seller and Buyer as of the Closing, less those liabilities set forth on SCHEDULE 1 (such net number, the “Upfront Amount”) by (ii) $9.68.

(e)           “Upfront Escrow Shares” shall equal the number of whole shares, rounded up, determined by dividing (i) $262,500 by (ii) the Applicable Average Closing Price, which shares shall be deposited into the Escrow Fund at the Closing.

(f)            “Upfront Bonus Pool” shall equal $1,385,948, which amount is payable by the Seller pursuant to the terms of the Seller’s 2010 Sale Incentive Plan.

(g)           “Upfront Allen Fee” shall equal $140,000, which amount is payable by the Seller to Allen & Company LLC pursuant to the terms of that certain Engagement Letter, dated December 10, 2009, by and between the Seller and Allen & Company LLC (the “Engagement Letter”) in connection with the payment of the Upfront Merger Consideration.

(h)           “Deferred Amount” means $8,500,000.

(i)            “Deferred Merger Consideration” shall mean either:

(i)            if Buyer’s registration statement on file with the SEC is declared effective on or before February 28, 2011, then an amount in cash equal to the Deferred Amount less an amount in cash equal to the sum of the Deferred Escrow Cash and Deferred Allen Fee, such amount to be payable by Buyer no later than thirty (30) days following the date Buyer’s registration statement on file with the SEC is declared effective; or

(ii)           if Buyer’s registration statement on file with the SEC is declared effective after February 28, 2011, then an amount equal to either (1) the number of whole shares, rounded up, determined by multiplying (A) the Deferred Shares, by (B) the Exchange Fraction, by (C) 90.0%, or (2) an amount in cash equal to the Deferred Amount less an amount in cash equal to the sum of the Deferred Escrow Cash and Deferred Allen Fee, with the choice between (1) and (2) determined in the sole discretion of Buyer, such amount to be payable, or issuable, as the case may be, by Buyer on March 1, 2011.

(j)            “Deferred Payment Date” shall mean either (1) in the event that the Deferred Merger Consideration is paid in accordance with (i)(i) above, the date of such cash payment, or (2) in the event that the Deferred Merger Consideration is paid in accordance with (i)(ii) above, March 1, 2011, and in the case of either (1) or (2).

(k)           “Deferred Shares” shall equal the number of whole shares, rounded up, determined by dividing (i) the Deferred Amount less an amount in cash equal to the sum of the Deferred Allen Fee and the Deferred Escrow Cash by (ii) the Applicable Average Closing Price on the Deferred

Payment Date, provided that the Applicable Average Closing Price shall be the Average AIM Closing Price if Buyer’s shares have been listed on the Nasdaq Global Market for trading for less than 30 days.

(l)            “Deferred Escrow Cash” shall equal $850,000, which shall be deposited into the Escrow Fund in the event that the Deferred Merger Consideration is paid in cash.

(m)          “Deferred Escrow Shares” shall equal the number of whole shares determined by subtracting the aggregate number of Buyer Shares issuable as Deferred Merger Consideration from the Deferred Shares, which shares shall be deposited into the Escrow Fund in the event the Deferred Merger Consideration is paid in Buyer Shares.

(n)           “Deferred Allen Fee” shall equal $340,000, which amount is payable by the Seller to Allen & Company LLC pursuant to the Engagement Letter in connection with the payment of the Deferred Merger Consideration.

(o)           “Contingent Floor Amount” shall mean 96% of (A)  $2 million if Buyer’s registration statement on file with the SEC is declared effective on or before February 28, 2011, or, if not, (B)  $3 million.

(p)           “Contingent Merger Consideration” shall equal the number of whole shares, rounded up, determined by multiplying (A) the Contingent Shares, by (B) the Exchange Fraction.  The Contingent Merger Consideration is issuable in the aggregate by Buyer on the later to occur of (I) the 14th calendar day (or the first Business Day thereafter if such 14th day is not a Business Day) following the closing of the accounts of Buyer for the calendar year ending December 31, 2011, or (II) April 30, 2012 (subject to the terms of Sections 5.13 and 5.14 hereof) (such date, the “Contingent Payment Date”); provided that, in the sole discretion of Buyer, the Contingent Merger Consideration may be paid in cash in lieu of Buyer Shares.  The Contingent Allen Fee shall be paid in cash by the Buyer on behalf of Seller on the Contingent Payment Date.

(q)           “Contingent Gross Amount” shall equal that number equal to the greater of (A) Contingent Floor Amount, or (B) the Contingent Amount.

(r)            “Contingent Net Amount” shall equal the sum of (i) 88.261% of the Contingent Gross Amount and (ii) any amounts listed on Exhibit I hereto which otherwise would have been issuable as the Deferred Share Awards or as the Deferred Bonus Pool (as such term is defined in the Seller’s 2010 Sale Incentive Plan) or the Special Employee Bonus Pool (as such term is defined in the Seller’s 2010 Sale Incentive Plan), but which are not issuable because such awards failed to vest with the applicable individual as of the applicable vesting date (the “Forfeited Amount”).

(s)           “Contingent Shares” shall equal the quotient, rounded up, of that number of whole shares of Buyer determined by dividing (i) 99.2899% of the Contingent Net Amount by (B) the Applicable Average Closing Price on the Contingent Payment Date.

(t)            “Contingent Amount” shall equal 96% of the difference between (i) the sum of the Gross Profit Component and the EBITDA Component, and (ii) the sum of the Upfront Amount and the Deferred Amount; provided, however, that the Contingent Amount shall not exceed an amount whereby the sum of the Upfront Amount, the Deferred Amount and the Contingent Gross Amount would exceed $55 million.

(u)           “Contingent Bonus Pool” shall equal 0.7101% of the Contingent Net Amount, which amount is payable by the Seller pursuant to the terms of the Seller’s 2010 Sale Incentive Plan.

(v)           “Contingent Allen Fee” shall equal 4% of the difference between (i) the sum of the Gross Profit Component and the EBITDA Component, and (ii) the sum of the Upfront Amount and the Deferred Amount; provided, however, that the Contingent Allen Fee shall not exceed $1,720,000.

(w)          “Gross Profit Component” shall equal the amount determined by multiplying (A) 50% by (B) 4.0 by (C) the Seller Business’ gross profit (revenues less cost of goods sold) under GAAP for the year ending on December 31, 2011.

(x)            “EBITDA Component” shall equal the amount determined by multiplying (A) 50%, by (B) 8.0 by (C) the Seller Business’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) under GAAP for year ending December 31, 2011, provided that EBITDA, for purposes of the calculation of EBITDA Component, shall exclude any and all accounting charges, whether compensation or otherwise, that are related, directly or indirectly, to the Deferred Share Awards.

(y)           “Per Share Escrow Consideration” shall equal (1) the number of whole shares, rounded up, determined by multiplying (i) the Exchange Fraction, by (ii) the difference between (A) the sum of the Upfront Escrow Shares and the Deferred Escrow Shares, if any, and (B) all sums paid out from the Escrow Fund in Buyer Shares to satisfy claims from the Escrow Fund in accordance with Section 7 hereof, plus (2) an amount in cash determined by multiplying (i) the Exchange Fraction, by (ii) the Deferred Escrow Cash, if any, less all sums paid out in cash from the Escrow Fund to satisfy claims from the Escrow Fund in accordance with Section 7 hereof.

(z)            Seller Stock Options.  At the Effective Time, all options to purchase Seller Common Stock then outstanding under the Seller Option Plan and all other options then outstanding at the Effective Time (“Seller Options”) shall not be assumed and therefore shall be cancelled in accordance with Section 5.5(a).

(aa)         Seller Warrants.  At the Effective Time, all warrants to purchase Seller Common Stock then outstanding (“Seller Warrants”) shall not be assumed and therefore shall be cancelled in accordance with Section 5.5(b).

(bb)         Capital Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(cc)         Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Shares or Seller Common Stock, reorganization, recapitalization or other like change with respect to Buyer Shares or Seller Common Stock occurring after the date hereof and prior to the Effective Time.

(dd)         Fractional Shares.  No fraction of a share of Buyer Shares will be issued, but in lieu thereof each holder of shares of Seller Common Stock who would otherwise be entitled to a fraction of a share of Buyer Shares (after aggregating all fractional shares of Buyer Shares to be received by such holder) shall receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Applicable Average Closing Price.  The fractional share interests of each Seller stockholder shall be aggregated, so that no Seller stockholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Buyer Shares.

(ee)         Appraisal Rights.  If, in connection with the Merger, any holders Seller Common Stock shall have demanded and perfected their appraisal rights in accordance with Delaware Law, none of such Dissenting Shares shall be converted into a right to receive that portion of the Merger Consideration payable to the holder of such Dissenting Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law.  Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law).  In the event that any holder of Seller Common Stock fails to make an effective demand for payment or fails to perfect its appraisal rights or dissenters’ rights as to its shares of Seller Common Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Merger Consideration issuable in respect of such shares as if such shares had never been Dissenting Shares, and Buyer shall issue and deliver to the Exchange Agent and Escrow Agent, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.8, following the satisfaction of the applicable conditions set forth in Section 2.8, the portion of the Merger Consideration to which such holder would have been entitled under Section 2.6(a) with respect to such shares (subject to the provisions of Sections 2.6 and 2.8.  The Seller shall give Buyer prompt notice (and in no event more than two (2) Business Days) of any demand received by the Seller for appraisal of Seller Common Stock or notice of exercise of a holder of Seller’s Capital Stock appraisal rights in accordance with Delaware Law.  Except with Buyer’s prior written consent, Seller shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

2.7           Restricted Securities; Market-Stand-off and Certificate Legends.  Buyer Shares to be issued under this Agreement shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Buyer Shares to be issued under this Agreement may not be sold, transferred, pledged or hypothecated unless a registration statement for such shares is effective; provided, that, in the event Buyer does not have a registration statement declared effective by December 15, 2010, then the foregoing prohibition on sales, transfers, pledges or hypothecations of Buyer Shares issued under this Agreement shall not apply in the period between December 15, 2010 and March 31, 2011; provided further, that, notwithstanding any provision of this Agreement to the contrary, if at any time Buyer abandons its proposed initial public offering in the United States, then there shall be no prohibition on sales, transfers, pledges or hypothecations of Buyer Shares issued under this Agreement, except as may be required by U.S. federal securities laws or the securities laws of any other applicable foreign jurisdiction.  In addition, Buyer Shares to be issued under this Agreement shall be subject to the same market stand-off provisions applicable to the executive officers of Buyer in connection with Buyer’s proposed initial public offering in the United States, which in general provide for no sale, transfer, pledge or hypothecation of Buyer Shares may occur until 180 days after the effective date of the initial public offering.  Seller will use its best efforts to cause each Seller stockholder to execute and deliver to Buyer an Investor Representation Statement in the form attached hereto as EXHIBIT B (each, a “Investor Representation Statement”), the execution of such a completed Investor Representation Statement in which such Seller stockholder confirms its status as an “accredited investor” for purposes of U.S. securities laws shall be a condition to each stockholder receiving any

Merger Consideration.  It is acknowledged and understood that Buyer is relying on the written representations made by each stockholder of Seller in the Investor Representation Statements.  Each certificate evidencing shares of Buyer Shares to be issued pursuant to this Agreement shall bear the following legend, in addition to any legends required by state securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNTIL THE EXPIRATION OF A CERTAIN MARKET STAND-OFF PERIOD, THE PROVISIONS FOR WHICH MAY BE OBTAINED FROM THE COMPANY.”

2.8           Surrender of Certificates.

(a)           Exchange Agent.  U.S. Bank National Association, or such other institution selected by Buyer with the consent of Seller, which consent shall not be unreasonably withheld, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)           Buyer to Provide Buyer Shares and Cash Consideration.  Promptly after the Effective Time, Buyer shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 2.8, through such reasonable procedures as Buyer may adopt, (i) certificates evidencing the shares of Buyer Shares issuable as Upfront Merger Consideration, (ii) cash in an amount equal to the Buyer Cash Payment issuable as Upfront Merger Consideration, each of (i) and (ii) in exchange for shares of Seller Common Stock outstanding immediately prior to the Effective Time, and (iii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.6(dd) (collectively, (i), (ii) and (iii) shall be referred to as the “Exchange Fund”).

(c)           Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Seller Common Stock, whose shares were converted into the right to receive the Merger Consideration (the “Certificates”): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Buyer may reasonably specify); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto (including a completed Investor Representation Statement), the holder of such Certificate shall be entitled to receive in exchange therefore (i) the Upfront Merger Consideration, (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(d), and (iii) cash (without interest) in respect of fractional shares as provided in Section 2.6(dd), and the Certificate so surrendered shall forthwith be canceled.  Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Seller Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Buyer Shares into which such shares of Seller Common Stock shall have been so converted pursuant to the terms and conditions hereof and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6(a).

(d)           Rights of Former Seller Stockholders.  At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 2.8, each Certificate theretofore representing shares of Seller Common Stock (other than Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2 in exchange therefor.  Whenever a dividend or other distribution is declared by Buyer on the Buyer Shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Shares issuable pursuant to this Agreement at or prior to the time of such declaration of dividends or distributions, but no dividend or other distribution payable to the holders of record of Buyer Shares as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in this Section 2.  However, upon surrender of such Certificate, both the Buyer Shares certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

(e)           Transfers of Ownership.  If any certificate for shares of Buyer Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Buyer or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Buyer or any agent designated by it that such tax has been paid or is not payable.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the stockholders of Seller one year after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Seller who have not previously complied with this Section 2 shall thereafter look only to Buyer for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Buyer Shares.

(g)           No Liability.  Notwithstanding anything to the contrary in this Section 2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(h)           Dissenting Shares.  The provisions of this Section 2 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Buyer under this Section 2 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant this Agreement.

2.9           Escrow.  In connection with the Closing, the Buyer, Seller and Stockholders’ Agent shall have executed and delivered to the other the Escrow Agreement.  The Escrow Fund shall be issued by Buyer and held by U.S. Bank National Association (or such other institution selected by Buyer with the consent of Seller, which consent shall not be unreasonably withheld) as escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement and this Agreement.

2.10         No Further Ownership Rights in Seller Common Stock.  The Merger Consideration delivered upon the surrender for exchange of shares of Seller Common Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Seller Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.11         Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as the Buyer and the Exchange Agent will reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in this Section 2.

2.12         Withholding Taxes.  Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law.  To the extent that any amounts are so withheld by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Exchange Agent, as the case may be.

2.13         Taking of Necessary Action; Further Action.  Each of Buyer, Merger Sub and Seller will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller and Merger Sub, the officers and directors of Seller and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.14         Transaction Expenses.  At the Effective Time, on behalf of Seller, Buyer shall pay the reasonable fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, the special counsel for Seller, in an amount equal to $180,000, and the reasonable fees and expenses of DLA Piper LLP (US), counsel for Seller, in an amount equal to $65,000 (collectively, the “Transaction Expenses”) by wire transfer to a bank account designated by such third party.

3.             Representations and Warranties of Seller.  Seller represents and warrants to Buyer and Merger Sub that the statements contained in this section are true and correct, except as disclosed in the Seller Disclosure Schedule.  The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this section, and the disclosure in any such numbered and lettered section of the Seller Disclosure Schedule shall qualify only the corresponding subsection in this section (except to the extent disclosure in any numbered and lettered section of the Seller Disclosure Schedule is either specifically cross-referenced in another numbered and lettered section of the Seller Disclosure Schedule or reasonably apparent from the face of such disclosure).

3.1           Organization, Standing and Power, Subsidiaries and Investments.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Each of Seller’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.  Seller and each of its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Seller or any of its Subsidiaries.  Seller has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Seller and each of its Subsidiaries, each as amended to date, to Buyer.  Seller and each of its Subsidiaries are not in violation of any of the provisions of their Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.2           Authority.

(a)           Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.  The affirmative vote of the holders of a majority of the shares of Seller’s Common Stock outstanding on the record date for the Written Consent of Stockholders relating to this Agreement is the only vote of the holders of any of Seller’s Capital Stock necessary under Delaware Law and the Certificate of Incorporation and Bylaws of Seller to approve this Agreement and the transactions contemplated hereby.

(b)           The Board of Directors of Seller has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Seller and is on terms that are fair to such stockholders; and (c) recommended that the stockholders of Seller approve this Agreement and the Merger.

(c)           Seller has prepared and delivered to each of Seller’s stockholders a solicitation statement for the solicitation of approval of Seller’s stockholders describing this Agreement, the Agreement of Merger, the Merger and the transactions contemplated hereby and thereby (the “Solicitation Statement”).  The Solicitation Statement contained the unanimous recommendation of the board of directors of Seller that Seller’s stockholders approve the Merger and this Agreement and the unanimous conclusion of the board of directors of Seller that the terms and conditions of the Merger are fair to and in the best interests of Seller’s stockholders.  The Solicitation Statement conformed in all respects with all applicable Laws.  On the date the Solicitation Statement was first mailed or e-mailed to Seller’s stockholders, the Solicitation Statement did not, and at the Effective Time, the Solicitation Statement will not, (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading.  Notwithstanding the foregoing, Seller makes no representation, warranty or covenant with respect to any information supplied by Buyer or Merger Sub that is contained in any of the foregoing documents.

(d)           Seller has taken all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to obtain the written consent of the Seller stockholders approving the Merger.

(e)           This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws of any of the Acquired Corporations, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to any of the Acquired Corporations or any of their properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to the Acquired Corporations in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers’ certificates, and the filing of the Certificate of Merger, each as provided in Section 2; (b) filings required under Regulation D of the Securities Act of 1933; (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws and the securities Laws of any foreign country; and (d) such filings as may be required under the anti-trust laws of any foreign country.

3.3           Governmental Authorization.  Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Acquired Corporations currently operate or hold any interest in any of its properties; or (b) that is required for the operation of the Acquired Corporations’ business or the holding of any such interest and all of such authorizations are in full force and effect.  None of the Acquired Corporations is or has been in violation of or default under, and no condition exists that with notice or the lapse of time or both would constitute a violation of or default under such consents, licenses, permits, grants and other authorizations.  To Seller’s Knowledge, no proceeding is pending or threatened to revoke or limit any such consents, licenses, permits, grants or other authorizations.

3.4           Financial Statements.  Seller has delivered to Buyer its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the period beginning October 1, 2008 and ending August 31, 2010 (collectively, the “Seller Financial Statements”).  The Seller Financial Statements have been prepared in accordance with GAAP (except that the interim unaudited financial statements do not contain footnotes) applied on a consistent basis throughout the periods presented and consistent with each other.  The Seller Financial Statements have been prepared from the books and records of Seller and fairly present the consolidated financial condition, operating results and cash flow of Seller as of the dates, and for the periods, indicated therein, subject to the absence of footnotes.  Seller is not party to or otherwise involved in any “off balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act.).

3.5           Capital Structure.

(a)           Capital Stock.  The authorized capital stock of Seller consists of 15,000,000 shares of Seller Common Stock, of which there were issued and outstanding as of the close of business on September 30, 2010, 10,937,889 shares.  Seller has no authorized or outstanding preferred stock or instruments convertible or exercisable into preferred stock.  All outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Seller or any agreement to which Seller is a party or by which it is bound.  As of that same date, there were 1,000,000 shares of Common Stock reserved for issuance under the Seller’s purported 2008 Stock Option Plan (the “Seller Option Plan”), of which 0 shares were subject to outstanding options and 1,000,000 shares were reserved for future option grants.  400,000 Common Stock options were granted outside of the Seller Option Plan, none of which are outstanding as of the date hereof.  As of the date hereof, there are 75,000 shares of Seller Common Stock reserved for issuance upon the exercise of outstanding Seller Warrants, and the Seller Warrants are held in the amounts and by the persons set forth in Section 3.5 of the Seller Disclosure Schedule.  Seller has delivered to Buyer true and complete copies of each warrant and warrant agreement evidencing each Seller Warrant and each form of agreement or stock option plan evidencing each Seller Option.  Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding three sentences or as disclosed in the Seller Disclosure Schedule, there are no other options, warrants, calls, rights, securities, commitments or agreements of any character to which Seller is a party or by which it is bound, obligating Seller to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Seller Common Stock or obligating Seller to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, security, commitment or agreement.  All shares of Seller Common Stock issuable upon exercise of the options described in this Section 3.5, and all shares of Seller Common Stock issuable upon exercise of warrants described in this Section 3.5, will be, when issued pursuant to the respective terms of such options or warrants, duly authorized, validly issued, fully paid and nonassessable.  There are no other contracts, commitments or agreements relating to voting, purchase or sale of Seller Common Stock (a) between or among Seller and any of its stockholders; and (b) to Seller’s Knowledge, between or among any of Seller’s stockholders.  All shares of outstanding Seller Common Stock and rights to acquire Seller Common Stock were issued in compliance with all applicable federal and state securities Laws.  Each Seller Option or other right to acquire Seller Common Stock or other equity of the Seller (i) has an exercise price that has never been and may never be less than the fair market value of the underlying equity as of the date such Seller Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Seller Option or other right, (iii) to the extent it was granted to an employee, director or consultant after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with GAAP in the Seller’s financial statements provided or made available to Buyer.  All outstanding equity interests, including capital stock, of any of Seller’s Subsidiaries is wholly and directly owned by Seller, and all Subsidiaries of Seller, whether directly or indirectly owned, are listed on Section 3.5(a) of the Seller Disclosure Schedule.  No more than 35 stockholders of Seller are considered not to be “accredited investors” under federal securities laws.

(b)           Capital Stock of Others.  Except as set forth on Section 3.5(b) of the Seller Disclosure Schedule, none of the Acquired Corporations directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity.

3.6           Absence of Certain Changes.  Since the August 31, 2010, the Acquired Corporations have conducted their business in the ordinary course consistent with past practice and there has not occurred:

(a)           a Material Adverse Effect on any of the Acquired Corporations and there has not been any change, event, development or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on any of the Acquired Corporations;

(b)           any acquisition, sale or transfer of any material asset of the Acquired Corporations other than in the ordinary course of business and consistent with past practice;

(c)           any change in accounting methods or practices (including any change in depreciation or amortization policies or rates), except insofar as may be required by a generally applicable change in GAAP, by Seller or any revaluation by Seller of any of its assets;

(d)           any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Acquired Corporations or any direct or indirect redemption, purchase or other acquisition by the Acquired Corporations of any of their shares of capital stock;

(e)           any Material Contract entered into by the Acquired Corporations, other than in the ordinary course of business and as provided or made available to Buyer, or any amendment or termination of, or default under, any Material Contract;

(f)            any amendment or change to the Certificate of Incorporation, Bylaws or other organizational documents of any of the Acquired Corporations;

(g)           any increase in or modification of the compensation or benefits (including any severance benefits) payable or to become payable by any of the Acquired Corporations to any of its directors or employees;

(h)           any amendment of any term of any outstanding security of any of the Acquired Corporations;

(i)            any incurrence, assumption or guarantee by the Acquired Corporations of any indebtedness for borrowed money;

(j)            any creation or assumption by the Acquired Corporations of any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind or character on any asset;

(k)           any making of any loan, advance or capital contribution to or investment in any Person, excluding any advances to employees not in excess of $50,000 in the aggregate, made in the ordinary course of business relating solely to advancement of travel and other business expenses, the reimbursement of which are contingent upon reasonable documentation and appropriateness thereof;

(l)            any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the assets, properties or business of the Acquired Corporations and, to Seller’s Knowledge, no such loss is threatened;

(m)          any relinquishment by the Acquired Corporations of any Material Contract or other material right, other than those contemplated by this Agreement;

(n)           any labor dispute, other than routine and individual grievances that are unlikely to result in any material claim or action, or, to Seller’s Knowledge, any activity or proceeding by a labor union or representative thereof to organize any employees of the Acquired Corporations, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees;

(o)           any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000 individually or $50,000 in the aggregate;

(p)           except for capital expenditures and commitments referred to in paragraph (o) above, any (i) acquisition, lease, license or other purchase of, or (ii) disposition, assignment, transfer, license or other sale of, any tangible assets or property or Intellectual Property in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $25,000 or more;

(q)           a cancellation or compromise of any material debt or claim or waiver or release of any material right of Seller;

(r)            a grant of credit to any customer, distributor or supplier of the Acquired Corporations on terms or in amounts materially more favorable than had been extended to such customer, distributor or supplier in the past;

(s)           any material adverse change in the Acquired Corporations relations with any customers, distributors, suppliers or agents;

(t)            any settlement or compromise of any pending or threatened claim, suit, action, proceeding, investigation or arbitration;

(u)           a default by any of the Acquired Corporations or, to Seller’s Knowledge, any default by another party under any material lease, license or other occupancy arrangement or any receipt of notice of noncompliance or violation thereof by any of the Acquired Corporations from any Person;

(v)           any delay or postponement by Seller in the payment of accounts payable and other liabilities outside the ordinary course of business; or

(w)          any negotiation or agreement by the Acquired Corporations to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).  At the Effective Time, there will be no accrued but unpaid dividends on shares of any of the Acquired Corporations’ capital stock.

3.7           Absence of Undisclosed Liabilities.  None of the Acquired Corporations has material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Seller as of August 31, 2010 (the “Seller Balance Sheet”); (b) those incurred in the ordinary course of business since August 31, 2010 and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

3.8           Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the Knowledge of Seller, threatened against any of the Acquired Corporations or any of its properties or any of its officers or directors (in their capacities as such).  There is no judgment, decree or order against any of the Acquired Corporations, or, to the Knowledge of Seller, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on any of the Acquired Corporations.  All litigation to which any of the Acquired Corporations is a party (or, to the Knowledge of Seller, threatened to become a party) is described in Section 3.8 of the Seller Disclosure Schedule.

3.9           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order, decree or other instrument binding upon any of the Acquired Corporations that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Acquired Corporations, any acquisition of property by the Acquired Corporations or the conduct of business by the Acquired Corporations as currently conducted or as proposed to be conducted by the Acquired Corporations.

3.10         Intellectual Property.

(a)           Definitions.  For purposes of this Agreement, “Intellectual Property” means:

(i)            all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(ii)           all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii)          all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

(iv)          trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;

(v)           all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

(vi)          all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, properties or rights).

(b)           Title.  Seller owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or proposed to be used in the business of the Acquired Corporations as currently conducted or as proposed to be conducted by the Acquired Corporations.  The Intellectual Property owned by or licensed to Seller collectively constitutes all of the Intellectual Property necessary to enable the Acquired Corporations to conduct their business as such business is currently being conducted or as proposed to be conducted by the Acquired Corporations.  No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Seller Intellectual Property (as defined below). To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Acquired Corporation for which the Acquired Corporation has, directly or indirectly, provided consideration for such development or creation, the Acquired Corporation has a written agreement with such person with respect thereto, and the Acquired Corporation has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein by operation of law or by valid assignment, and has required the waiver of all non assignable rights, including all author or moral rights, except where the failure to request such waiver would not have a material adverse effect on the Acquired Corporation.  All Seller Intellectual Property is free and clear of any liens or encumbrances.

(c)           Patents and Agreements.  With respect to each item of Intellectual Property incorporated into any product or service of the Acquired Corporations or otherwise used in the business of the Acquired Corporations (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 on standard terms and conditions) (“Seller Intellectual Property”), Section 3.10(c) of the Seller Disclosure Schedule lists:

(i)            all Issued Patents and Patent Applications, all registered Trademarks, and pending trademark registrations and all registered Copyrights, including (A) the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed; (B) name of the current owner, (C) the application number, (D) for Issued Patents and Patent Applications, the title of the Patent, (E) the filing dates, and (F) the name of the attorney handling the application or registration with contact information.;

(ii)           all actions (including the payment of late fees or penalties) that must be taken by an Acquired Corporation or any other Person on behalf of an Acquired Corporation before the Closing Date or within ninety (90) days thereafter, including the payment of any registration, maintenance or renewal fees or the filing of any responses to any Governmental Entity of office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Issued Patents and Patent Applications, registered or pending registrations for Trademarks and registered Copyrights that comprise Seller Intellectual Property; and

(iii)          the following agreements relating to each of the products or services of the Acquired Corporations (collectively, the “Seller Products”) or other Seller Intellectual Property:  all (A) agreements granting any right to distribute or sublicense a Seller Product ; (B) any exclusive licenses of Intellectual Property to or from Seller; (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to Seller are $25,000 or more; (D) joint development agreements; (E) any agreement by which Seller grants any ownership right to any Seller Intellectual Property owned by Seller; (F) any order relating to Seller Intellectual Property; (G) any option, right of first refusal, right of first notice or similar right relating to any Seller Intellectual Property; and (H) agreements pursuant to which any party is granted any rights to access source code or to use source code to create derivative works of Seller Products (including but not limited to any escrow agents) (“Escrow Arrangements”).  There is no basis on which any of the source code of the Seller Products has been or would or could be released to a third party.

(d)           Licenses.  Section 3.10(d) of the Seller Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which any of the Acquired Corporations is a party and pursuant to which any of the Acquired Corporations is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $5,000 on standard terms and conditions (“Third Party Intellectual Property”).

(e)           Third Party Infringement.  There is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of any of the Acquired Corporations.  None of the Acquired Corporations has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Buyer or its counsel.  There are no royalties, fees or other payments payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

(f)            No Breach.  None of the Acquired Corporations is in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property or Third Party Intellectual Property, and to the knowledge of the Acquired Corporations, no other contracting party that is bound by any such license, sublicense or other agreement is in breach of that license, sublicense or other agreement and there is no basis for on which a breach, whether by an Acquired Corporation or by the other contracting party, may be alleged.  Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Buyer’s right to own or use any Seller Intellectual Property, including any Third Party Intellectual Property.

(g)           Status.  All Patents, registered Trademarks and registered Copyrights held by the Acquired Corporations are valid and subsisting.  All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts.  None of the Acquired Corporations is infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party.  There is no proceeding pending or threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Seller Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party.  None of the Acquired Corporations has brought a proceeding alleging infringement of Seller Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(h)           Employee and Consultant Assignment.  All current and former officers, employees, consultants and independent contractors of the Acquired Corporations have executed and delivered to Seller an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for the Acquired Corporations by such persons, the form of which is attached as a schedule to Section 3.10 of the Seller Disclosure Schedule.  No employee or independent contractor of the Acquired Corporations is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Acquired Corporations.  No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Seller Intellectual Property.

(i)            Confidentiality.  The Acquired Corporations have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Seller Intellectual Property (except such Seller Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Seller

Intellectual Property.  All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by the Acquired Corporations by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party.  All use, disclosure or appropriation of material Confidential Information not owned by the Acquired Corporations has been pursuant to the terms of a written agreement between Seller and the owner of such Confidential Information, or is otherwise lawful.

(j)            No Product Liability.  No product liability claims have been communicated in writing to or, to Seller’s Knowledge, threatened against any of the Acquired Corporations.

(k)           Software.  A complete list of each of the Seller Products (including products, technologies and services currently under development) offered or planned by any Acquired Corporation and the Acquired Corporations’ proprietary software (“Seller Software”), together with a brief description of each, is set forth in Section 3.10(k) of the Seller Disclosure Schedule, and a list of known bugs as such list is maintained by the Acquired Corporation.  The Seller Software and Seller Products conform in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of the Acquired Corporations. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 3.14 of the Seller Disclosure Schedule and warranties implied by law which cannot be disclaimed, the Acquired Corporation has not given any warranties or indemnities or service level commitments relating to any Seller Products sold or rendered by the Acquired Corporation.

(l)            The Acquired Corporation uses up to date commercially available anti-virus software, consistent with the best industry standard security practices, to keep the Seller Products (and all parts thereof) free of any virus or other similar third party software routines or components and to prevent the propagation thereof to any users or networks. As a result of the method by which the Seller Products are designed and made available, “back doors,” “time bombs,” or “drop dead devices” that permit unauthorized access or disablement of that Seller Product or permits unauthorized access, disablement or erasure of data or other software of users (together with viruses, “Contaminants”) cannot be introduced to the Seller Products.

(m)          The Acquired Corporation has the disaster recovery and security plans, procedures and facilities for the business specified in Section 3.10(m) of the Seller Disclosure Schedule.  There have been no material unauthorized intrusions or breaches of the security of information technology systems.

(n)           No Proceedings.  None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Seller Intellectual Property by the Acquired Corporations, or which may affect the validity, use or enforceability of such Seller Intellectual Property.  None of the Acquired Corporations is subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by any of the Acquired Corporations of the Seller Intellectual Property or Seller Products.

(o)           No Public Software.  Except as set forth in Section 3.10(o) of the Seller Disclosure Schedule, no Public Software (as defined below) forms part of any Seller Product provided by the Acquired Corporations or Seller Intellectual Property, and no Public Software was or is used in connection with the development of any Seller Product or Seller Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Seller Product or Seller Intellectual Property. For all Public Software disclosed in Section 3.10(o) of the Seller Disclosure Schedule, the disclosure accurately describes (i) how the Acquired Corporation has used the Public

Software; (ii) whether or not that Public Software was modified and how; (iii) whether or not that Public Software was distributed to a third party in connection with, embedded in or as incorporated with any Seller Product; and (iv) the name, including version number, of the license agreement under which that Public Software was licensed.  The Acquired Corporation has not used and/or incorporated Public Software in any manner that does or is reasonably expected to (i) require the disclosure or distribution in source code form of any Seller Intellectual Property, (ii) require the licensing of any Seller Intellectual Property for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Seller Product, (iv) create, or purport to create, obligations for the Acquired Corporation with respect to Seller Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Seller Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of the Acquired Corporation to use or distribute any Seller Product.  With respect to any Public Software that is or has been used and/or incorporated by the Acquired Corporation in any way, the Acquired Corporation has been and is in material compliance (for clarity, compliance with attribution and disclaimer requirements is material) with all applicable licenses with respect thereto.  As used in this Section 3.10, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.

(p)           No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Entity or funding from third parties was used in the development of the Seller Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Seller Intellectual Property.

(q)           No current or former employee, consultant or independent contractor of the Acquired Corporation who was involved in, or who contributed to, the creation or development of any Seller Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Acquired Corporation.

3.11         Interested Party Transactions.  None of the Acquired Corporations is indebted to any director, officer, employee or agent of the Acquired Corporations (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Acquired Corporations.  No (a) stockholder, (b) officer, director or Affiliate of the Acquired Corporations, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding the Acquired Corporations) (collectively, the “Related Parties”) presently or since inception of Seller: (i) owns or has owned, directly or indirectly, any interest in (excepting not more than five percent stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of the Acquired Corporations; (ii) owns or has owned, directly or indirectly, in whole or in part, any tangible or intangible property that the Acquired Corporations use or the use of which is necessary or desirable for the conduct of their business; (iii) has or had any claim whatsoever or has brought any action, suit or proceeding against, or owes or owed any amount to, the Acquired

Corporations; or (iv) on behalf of any of the Acquired Corporations, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of the Acquired Corporations, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies).  None of the Acquired Corporations is a party to any transaction with any Related Party on other than arm’s-length terms.

3.12         Books and Records.  The Acquired Corporations have maintained business records with respect to the assets and their business and operations which are true, accurate and complete in all material respects, and there are no material deficiencies in such business records.  The Acquired Corporations do not have any of its primary records, systems, controls, data or information which are material to the operation of their business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Seller.  The minute books of Seller and each of its Subsidiaries have each been provided or made available to counsel to Buyer and each contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the respective entity through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

3.13         Complete Copies of Materials.  Seller has delivered or made available true and complete copies of each document that has been requested by Buyer or its counsel in connection with their due diligence review of the Acquired Corporations.

3.14         Material Contracts.  All of Seller’s Material Contracts (as defined below) are listed in Section 3.14 of the Seller Disclosure Schedule.  With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Acquired Corporations, and, to Seller’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law); (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law); and (c) neither the Acquired Corporations nor, to Seller’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the Acquired Corporations or, to Seller’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.  Seller has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with GAAP as consistently applied, all amounts due to others under the Material Contracts (and has recognized revenues due from others thereunder in accordance with GAAP as consistently applied), and has satisfied in full or provided for all of its liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Seller for which adequate reserves have been set aside.  Seller is not a party to any oral contract, agreement or other arrangement.  “Material Contract” means any contract, agreement or commitment to which any of the Acquired Corporations is a party (a) with expected receipts or expenditures in excess of $25,000; (b) required to be listed pursuant to Section 3.10(c)(iii) or Section 3.10(d); (c) requiring Seller to indemnify any Person; (d) granting any exclusive rights to any party (including any right of first refusal or right of first negotiation); (e) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness; (f) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person; (g) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (h) which contains confidentiality or non-disclosure obligations; (i) that could reasonably be expected to have a Material Adverse Effect on any of the Acquired Corporations if breached by such the Acquired Corporation in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Seller; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

3.15         Accounts Receivable.  Subject to any reserves set forth therein, the accounts receivable, unbilled work in process and other debts due or recorded as shown on the Seller Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims.  The accounts receivable are good and collectible in full in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Seller Financial Statements.

3.16         Customers and Suppliers.  As of the date hereof, no customer and no supplier of Seller has canceled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminate its relationship with Seller or has at any time on or after August 31, 2010, decreased materially its services or supplies to Seller in the case of any such supplier, or its usage of the services or products of Seller in the case of such customer, and no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Seller or to decrease materially its services or supplies to Seller or its usage of the services or products of Seller, as the case may be.  Seller has not knowingly breached, so as to provide a benefit to Seller that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Seller.

3.17         Employees and Consultants.  Section 3.17 of the Seller Disclosure Schedule or a letter delivered to Buyer by Seller contains a list of the names of all employees, (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of the Acquired Corporations, together with their respective salaries or wages, other compensation, dates of employment and positions.  None of the officers of the Acquired Corporations, nor to Seller’s Knowledge, none of the employees, contractors or consultants of the Acquired Corporations intends to resign, retire or discontinue his or her relationship with the Acquired Corporations as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.  None of the Acquired Corporations is a party to any employment contract with any of its officers or employees with respect to such person’s employment and the employment of each employee and the engagement of each independent contractor of the Acquired Corporations is terminable at will, without any penalty, liability or severance obligation incurred by the Acquired Corporations other than with respect to compensation and benefits accrued to the date of termination.  To Seller’s Knowledge, no employee or independent contractor of the Acquired Corporations is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement or contract relating to the right of any such employee to be employed by the Acquired Corporations.  The Acquired Corporations comply in all material respects with the requirements of the Immigration Reform and Control Act of 1986, as amended, and other United States immigration

Laws related to the verification of citizenship or legal permission to work in the United States with respect to all of the employees of the Acquired Corporations.

3.18         Title to Property.  The Acquired Corporations have good and marketable, indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in the Seller Balance Sheet or acquired after August 31, 2010 (except properties, interests in properties and assets sold or otherwise disposed of since August 31, 2010 in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Seller Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Seller.  The plants, property and equipment of the Acquired Corporations that are used in the operations of the Acquired Corporations’ business are in all material respects in good operating condition and repair, subject to normal wear and tear and are usable in the ordinary course of business consistent with past practices.  All tangible assets and properties used in the operations of Seller are reflected in the Seller Balance Sheet to the extent required by GAAP and constitute all of the tangible assets and properties necessary to conduct the Acquired Corporations’ operations and business as currently conducted by the Acquired Corporations.  All leases to which any of the Acquired Corporations is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally; and general principles of equity (regardless of whether asserted in a proceeding in equity or at law) and are listed on Section 3.18 of the Seller Disclosure Schedule.  True and correct copies of all such leases have been provided or made available to Buyer.  None of the Acquired Corporations own real property.

3.19         Environmental Matters.

(a)           Definitions.  The following terms shall be defined as follows:

(i)            “Environmental Laws” shall mean any applicable Laws, policies, permits, licenses, certificates, approvals, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined below), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)           “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.  The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)           Compliance With Laws.  Each of the Acquired Corporations is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Acquired Corporations at any time (collectively, “Seller Facilities;” such properties or facilities currently used, leased or occupied by the Acquired Corporations are defined herein as “Seller Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Seller Facilities that may or will give rise to liability of Seller under Environmental Laws.  To Seller’s Knowledge, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Seller Current Facilities.  To Seller’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Seller Current Facilities.  To Seller’s Knowledge, no employee of the Acquired Corporations or other person has claimed that any of the Acquired Corporations is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against the Acquired Corporations, or, to Seller’s Knowledge, threatened against the Acquired Corporations, with respect to Hazardous Materials or Environmental Laws; and Seller is not aware of any facts or circumstances that could form the basis for assertion of a claim against the Acquired Corporations or that could form the basis for liability of the Acquired Corporations, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.20         Taxes.

(a)           As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, each, respectively, in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b)           Each of the Acquired Corporations has prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to the Acquired Corporations or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable Laws;

(c)           Each of the Acquired Corporations, as of the Effective Time will have paid all Taxes shown to be payable on such Returns covered by Section 3.20(b), and Seller and its officers, directors and employees responsible for any Tax matters have complied in all material respects with all Laws relating to the withholding of Taxes and remittance of withheld Taxes in connection with any amount paid to any or independent contractor, creditor, stockholder or other third party.

(d)           There is no Tax deficiency outstanding or assessed or, to Seller’s Knowledge, proposed against the Acquired Corporations that is not reflected as a liability on the Seller Balance Sheet, nor has any of the Acquired Corporations executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e)           None of the Acquired Corporations has any liabilities for unpaid Taxes that have not been adequately accrued for or reserved on the Seller Balance Sheet, whether asserted or unasserted, contingent or otherwise and Seller has no Knowledge of any basis for the assertion of any such liability attributable to the Acquired Corporations, their assets or operations and the unpaid Taxes (including any Tax deficiencies assessed) of the Acquired Corporations for tax periods through the date of the Seller Balance Sheet do not exceed the accruals or reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income);

(f)            None of the Acquired Corporations is a party to any tax-sharing agreement or similar arrangement with any other party, and none of the Acquired Corporations has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

(g)           No Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Seller has not been notified of any request for such an audit or other examination including any notice of deficiency or proposed adjustment, and no officer or director of Seller has Knowledge that any taxing authority intends to assess additional Taxes for any period for which Returns have been filed;

(h)           None of the Acquired Corporations has ever been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a consolidated federal income tax return and none of the Acquired Corporations has ever been a member of an affiliated group of corporations filing a consolidated, combined or unitary income tax return under provisions of state, local or foreign tax law comparable to Section 1504(a) of the Code;

(i)            Seller has disclosed to Buyer (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Acquired Corporations has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting the Acquired Corporations.  Each of the Acquired Corporations is in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(j)            Seller has made available to Buyer copies of all Returns filed for all periods since Seller’s inception;

(k)           None of the Acquired Corporations has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by the Acquired Corporations;

(l)            no transfer Taxes of any kind will be due and payable by the Acquired Corporations as a result of transactions contemplated by this Agreement;

(m)          There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Acquired Corporations in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date;

(n)           no withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement;

(o)           to Seller’s Knowledge, none of the Acquired Corporations has engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction”, a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes and that has not been disclosed on an applicable Return;

(p)           none of the Acquired Corporations has submitted a request for a ruling to the IRS or a state tax authority;

(q)           none of the Acquired Corporations has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Return;

(r)            none of the Acquired Corporations has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code; and

(s)           none of the Acquired Corporations is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Seller or Merger Sub as an expense under applicable Law.

3.21         Employee Benefit Plans.

(a)           Benefit Plans.  Section 3.21 of the Seller Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by any of the Acquired Corporations (or with respect to which any of the Acquired Corporations or any ERISA Affiliate has or may have any material liability) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any of the Acquired Corporations within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for any of the Acquired Corporations or with respect to which any of the Acquired Corporations or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Seller Employee Plans”) and identifies any such Seller Employee Plans that provides benefits to former service providers, employees or directors other than as required by applicable Law.  Section 3.21 of the Seller Disclosure Schedule separately lists each Seller Employee Plan that has been adopted or maintained by Seller, whether formally or informally, for the benefit of employees outside the United States (collectively, the “Seller International Employee Plans”) and identifies any such International Employee Plans that provides benefits to former service providers, employees or directors.

(b)           Documents.  Seller has furnished or made available to Buyer true and complete copies of documents embodying each of the Seller Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, tests for compliance with all applicable laws pertaining to coverage, nondiscrimination, top heavy status, limits on contributions and benefits and tax deductibility of contributions for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto.  With respect to each Seller Employee Plan that is subject to ERISA reporting requirements, Seller has provided copies of the Form 5500 reports filed for the last five plan years.  Seller has furnished Buyer with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Seller Employee Plan, and to Seller’s Knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Seller Employee Plan subject to Code Section 401(a).

(c)           Compliance.  (i) Each Seller Employee Plan has been administered in accordance with its terms in all material respects and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code); and Seller and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no Knowledge of any material default or violation by any other party to, any of the Seller Employee Plans; (ii) any Seller Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination or opinion letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Seller Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Seller Employee Plan; (v) none of Seller or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Seller Employee Plan; (vi) all material contributions and payments required to be made by Seller or any ERISA Affiliate to any Seller Employee Plan have been paid or accrued in accordance with prior funding and accruals, as adjusted to include proportional accruals for the period ending at the Closing Date; (vii) with respect to each Seller Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Seller Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Seller Employee Plan; (ix) no suit, administrative proceeding (other than routine claims for benefits), action or other litigation has been brought, or to the Knowledge of Seller is threatened, against or with respect to any such Seller Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; (x) there has been no amendment to, written interpretation or announcement by Seller or any ERISA Affiliate that would materially increase the expense of maintaining any Seller Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Seller Financial Statements, (xi) each trust holding funds of a Seller Employee Plan is, and has been since its formation, exempt from tax pursuant to Section 501(a) of the Code; (xii) to Seller’s Knowledge, no event or circumstance has occurred since the date of such determination that would jeopardize the qualification of the Seller Employee Plans; and (xiii) each Seller Employee Plan providing deferred compensation or benefits subject to Section 409A of the Code, including applicable transitional guidance (each a “409A Plan”), has been operated in material compliance with the applicable requirements of Section 409A of the Code at all times at which Section 409A of the Code applies to such Seller Employee Plan.  No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(d)           No Title IV or Multiemployer Plan.  Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  None of Seller or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)           COBRA, FMLA, HIPAA, Cancer Rights.  With respect to each Seller Employee Plan, Seller  has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Seller.  Seller has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage extension or continuation.

(f)            Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Seller or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Seller Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.  No benefit payable or that may become payable by Seller pursuant to any Seller Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.  Each Seller Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Seller other than ordinary administration expenses typically incurred in a termination event.  Seller has no liability with respect to post retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees of Seller, other than pursuant to the terms of COBRA.

(g)           International Employee Plans.  Each of the Seller International Employee Plans has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by Laws applicable to such International Seller Employee Plan.  No Seller International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued if funding is required with respect to such plans.  Except as required by Law, no condition exists that would prevent Seller or Buyer from terminating or amending any International Seller Employee Plan at any time for any reason.

3.22         Employee Matters.  Each of the Acquired Corporations has complied in all material respects with all Laws respecting terms and conditions of employment, including without limitation applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws.  There are no proceedings pending or, to Seller’s Knowledge, reasonably expected or threatened, between any of the Acquired Corporations, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to Seller’s Knowledge, reasonably expected or threatened, against any of the Acquired Corporations under any workers’ compensation or long-term disability plan or policy.  None of the Acquired Corporations has any material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation.  None of the Acquired Corporations is a party to any collective bargaining agreement or other labor union contract, nor does Seller know of any activities or proceedings of any labor union to organize its employees.  Each of any of the Acquired Corporations is in material compliance with any requirements to provide with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.  None of the Acquired Corporations is engaged in any unfair labor practice.  There is no unfair labor practice complaint pending or, to Seller’s Knowledge, threatened against any of the Acquired Corporations before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Entity.  There currently is no labor strike, slowdown, lockout or stoppage or union organization campaign, election or similar action pending or, to Seller’s Knowledge, threatened against or affecting any of the Acquired Corporations.  As of the Closing Date, none of the Acquired Corporations has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state Law; nor has any of the Acquired Corporations taken any action prior to the Closing Date which is reasonably likely to result in any such liability or obligation to any of the Acquired Corporations within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur.

3.23         Insurance.  The Acquired Corporations have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of any of the Acquired Corporations and all such insurance policies and bonds are in full force and effect.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and each of the Acquired Corporations is otherwise in compliance with the terms of such policies and bonds.  To Seller’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.24         Compliance With Laws.  Except as specifically addressed in any other provision of this Section 3 or as set forth in the Seller Disclosure Schedule, each of the Acquired Corporations has complied with, is not in violation of and has not received any notices of violation and, to Seller’s Knowledge, has not been under investigation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, properties and assets.

3.25         Brokers’ and Finders’ Fee.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.26         Privacy Policies and Web Site Terms and Conditions.

(a)           Definitions.  For purposes of this section:

(i)            “Seller Sites” means all of the Acquired Corporations public sites on the World Wide Web.

(ii)           “Privacy Statements” means, collectively, any and all of the Acquired Corporations’ privacy policies published on the Seller Sites or otherwise made available by Seller regarding the collection, retention, use and distribution of the personally identifiable information or personal data of individuals, including, without limitation, from visitors of any of the Seller Sites (“Individuals”); and

(iii)          “Terms and Conditions” means any and all of the visitor terms and conditions published on the Seller Sites governing Individuals’ use of and access to the Seller Sites.

(b)           Accessibility.  A Privacy Statement is posted and is accessible to Individuals at all times on each Seller Site.  Seller maintains a hypertext link to a Privacy Statement from the homepage of each Seller Site, and Seller uses its best efforts to include a hypertext link to a Privacy Statement from every page of the Seller Sites on which personal information is collected from Individuals.

(c)           Contents of Privacy Statement.  The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about the Acquired Corporations collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information.  The Privacy Statements are accurate and consistent with the Terms and Conditions and Seller’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d)           Compliance with Privacy Statement.  The Acquired Corporations (i) comply with the Privacy Statements as applicable to any given set of personally identifiable information or personal data collected by Seller from Individuals; (ii) comply with all applicable privacy Laws and regulations regarding the collection, retention, use and disclosure of personally identifiable information and personal data; and (iii) take all appropriate and industry standard measures to protect and maintain the confidential nature of the personally identifiable information and personal data provided to the Acquired Corporations by Individuals.  The Acquired Corporations have adequate technological and procedural measures in place to protect personally identifiable information and personal data collected from Individuals against loss, theft and unauthorized access or disclosure.  The Acquired Corporations do not knowingly collect information from or target children under the age of thirteen.  The Acquired Corporations do not sell, rent or otherwise make available to third parties any personally identifiable information or personal data submitted by individuals.

(e)           Use of Information.  The Acquired Corporations collection, retention, use and distribution of all personally identifiable information and personal data collected by the Acquired Corporations from Individuals is governed by the Privacy Statement pursuant to which the data was collected.  Each Privacy Statement contains rules for the review, modification and deletion of personally identifiable information and personal data by the applicable Individual, and the Acquired Corporations are and have been at all times in compliance with such rules.  All versions of the Privacy Statements are attached hereto in Section 3.26 of the Seller Disclosure Schedule.  Other than as constrained by the Privacy Statements and by applicable Laws, the Acquired Corporations are not restricted in their use and/or distribution of personally identifiable information and personal data collected by the Acquired Corporations.

(f)            Right to Transfer.  Each of the Acquired Corporations has the full power and authority to transfer all rights each of the Acquired Corporations has in all Individuals’ personally identifiable information and personal data in the Acquired Corporations’ possession and/or control to Buyer.  The Privacy Statements expressly permit the transfer of all personally identifiable information and personal data collected from Individuals by the Acquired Corporations in accordance with the acquisition or sale of all or substantially all of the assets of the Acquired Corporations.  The Privacy Statements expressly permit the transfer of all personally identifiable information and personal data collected from Individuals by the Acquired Corporations in accordance with the acquisition or sale of all or substantially all of the assets of the Acquired Corporations.  None of the Acquired Corporations is a party to any Material Contract, or is subject to any other obligation that, following the Effective Time, would prevent Buyer and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy Laws and industry standards regarding the disclosure and use of information.  No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

3.27         International Trade Matters.  Each of the Acquired Corporations is, and at all times has been, in compliance with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same.  Each of the Acquired Corporations has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law.  “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

3.28         Absence of Unlawful Payments.  None of (a) the Acquired Corporations, (b), any director or officer of the Acquired Corporations, (c)  to Seller’s Knowledge, any stockholder of the Acquired Corporations nor, (d) to the Seller’s Knowledge, any employee, agent or other Person acting on behalf of the Acquired Corporations: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.29         Product or Service Liability.  Since Seller’s date of inception, there has been no claim, suit, action, proceeding or investigation by or before any Governmental Entity pending or, to Seller’s Knowledge, threatened against or involving any of the Acquired Corporations relating to (a) any products of or services performed by any of the Acquired Corporations and alleged to have been defective or improperly rendered or not in compliance with contractual requirements, or (b) any products or software delivered or sold by any of the Acquired Corporations which are defective or not in compliance with contractual requirements.

3.30         Product Warranty.  Each product manufactured, sold, leased or delivered by the Acquired Corporations has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability (and to Seller’s Knowledge, there is no basis for any present or future claim, suit, action or proceeding against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except for claims arising in the normal course of business, which in the aggregate, are not material to the financial condition of Seller.

3.31         State Takeover Laws; Charter Provisions.  Seller has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws.  Seller has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation or Bylaws of Seller or restrict or impair the ability of Buyer or Merger Sub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Seller Common Stock that may be directly or indirectly acquired or controlled by them.

3.32         Effect of the Transaction.  No creditor, employee, consultant or customer or other Person having a material business relationship with any of the Acquired Corporations has informed any of the Acquired Corporations that such Person currently intends to change the relationship because of this Agreement or because of any of the transactions contemplated hereby, nor, to Seller’s Knowledge, is there any such intent.  Buyer and Merger Sub expressly acknowledge that the immediately preceding sentence does not represent any guaranty of any such creditor’s, employee’s, consultant’s, customer’s or other Person’s business relationship with the Seller after the date hereof.

3.33         Representations Complete.  None of the representations or warranties made by Seller herein or in any Schedule or Exhibit hereto, including the Seller Disclosure Schedule, no certificate furnished by Seller pursuant to this Agreement and no agreement, report, document or written statement furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.34         AppZoo Divestiture.  Seller distributed the shares of capital stock that it owned in AppZoo, LLC, a DE limited liability company (“AppZoo”) without consideration pro rata to each of Seller’s stockholders.  No Seller Intellectual Property was obtained or used by AppZoo, nor does AppZoo have any claim or right to any Seller Intellectual Property.

3.35         Allen & Co Engagement Letter.  There is no action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or threatened against any of the Acquired Corporations or any of its properties or any of its officers or directors (in their capacities as such) in connection with the Engagement Letter.

4.             Representations and Warranties of Buyer and Merger Sub.  Buyer and Merger Sub represent and warrant to Seller that the statements contained in this section are true and correct, except as disclosed in the Buyer Disclosure Schedule.  The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this section, and the disclosure in any such numbered and lettered section of the Buyer Disclosure Schedule shall qualify only the corresponding section in this section (except to the extent disclosure in any numbered and lettered section of the Buyer Disclosure Schedule is either specifically cross-referenced in another numbered and lettered section of the Buyer Disclosure Schedule or reasonably apparent from the face of such disclosure).

4.1           Organization, Standing and Power.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Bailiwick of Jersey, with respect to Buyer, and the laws of the state of Delaware, with respect to Merger Sub.  Each of Buyer and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Buyer.  Buyer has delivered a true and correct copy of the Articles of Association, the Certificate of Incorporation and Bylaws (the “Buyer Charter Documents”), as applicable, of Buyer and Merger Sub, each as amended to date, to Seller.  Neither Buyer nor Merger Sub is in violation of any of the provisions of its respective Buyer Charter Documents.

4.2           Authority.  Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligations of Buyer and Merger Sub enforceable against Buyer and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the Buyer Charter Documents; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Buyer or any of its Subsidiaries or their properties or assets, except for in the case of clause (b) such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.  No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Buyer and Merger Sub or the consummation by Buyer and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Agreement of Merger, together with the required officers’ certificates, and the filing of the Certificate of Merger, each as provided in Section 2.2; (b) filings required under Regulation D of the Securities Act following the Effective Time; (c) applicable disclosure as may be required by AIM; (d) such filings as may be required under applicable state securities Laws; (e) such filings as may be required under foreign antitrust laws; and (f) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Buyer and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.3           AIM Documents; Financial Statements.  Buyer has timely filed each statement and report required to be filed under the AIM Rules (the “Buyer AIM Documents”).  The most recent financial statements of Buyer, including the notes thereto, included in the Buyer AIM Documents (the “Buyer Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of AIM, with respect thereto as of their date, and have been prepared in accordance with GAAP, with a reconciliation to IFRS, applied on a basis consistent throughout the periods indicated.  The Buyer Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Buyer and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).  There has been no change in Buyer accounting policies except as described in the notes to the Buyer Financial Statements.  Since the date of the financial statements, Buyer has not had a Material Adverse Effect.

4.4           Capital Structure.  The authorized capital stock of Buyer consists of 100,000,000  Buyer Shares, of which there were issued and outstanding as of the close of business on June 30, 2010, 38,014,595 Buyer Shares and 5,543,480 shares that are subject to outstanding awards under Buyer’s equity incentive plans.  All outstanding shares of Buyer have been duly authorized, validly issued, fully paid and are nonassessable.

4.5           Issuance of Shares.  The issuance and delivery of the Buyer Shares as Merger Consideration in accordance with this Agreement shall be duly authorized by all necessary corporate action on the part of Buyer, and, when issued, such shares of Buyer Shares will be duly and validly issued, fully paid and nonassessable.  Such Buyer Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities Laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

4.6           Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.7           Undisclosed Liabilities.  Except as to liabilities which in the aggregate would not reasonably be expected to result in a Material Adverse Effect on Buyer, neither the Buyer nor the Merger Sub has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) which is material to the business, results of operations or financial condition of the Buyer and the Merger Sub, taken as a whole, except for (a) liabilities shown on the Buyer Financial Statements, (b) liabilities which have arisen since the date of the Buyer Financial Statements in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

4.8           Litigation.  There is no Litigation pending or, to Buyer’s Knowledge, threatened, against Buyer and Buyer has not received notice that it is subject to any outstanding order, writ, judgment, induction or decrees of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.9           Acknowledgement of Disclaimer of Other Representations and Warranties.  Buyer and Merger Sub acknowledge that, to their Knowledge, as of the date hereof, they have received access to such books and records, facilities, equipment, contracts and other assets of the Seller which they and their representatives, as of the date hereof, have requested to review, and that they and their representatives have had full opportunity to meet with the management of the Seller and to discuss the business and assets of the Seller.  Buyer and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) the Seller has not made any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Buyer and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Seller to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Merger Sub as having been authorized by Seller, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Section 2 of this Agreement.

4.10         Representations Complete.  None of the representations or warranties made by Buyer and Merger Sub herein or in any Schedule or Exhibit hereto, including the Buyer Disclosure Schedule, no certificate furnished by Buyer or Merger Sub pursuant to this Agreement and no agreement, report, document or written statement furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.11         Reorganization. In the Merger the stockholders of the Seller will receive Buyer Shares that represent less than fifty percent of the total voting power of all shares of capital stock of the Buyer and the total value of all shares of capital stock of Buyer all determined within the meaning of Treasury Regulation Section 1.367(a)-3(c)(i).  Buyer has been engaged in an active trade or business outside the U.S. within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3), for the entire 36-month period immediately before the Merger.  At the time of the Merger, Buyer has no plan or intention to substantially dispose of or discontinue such trade or business.  To the Buyer’s knowledge, the fair market value of Buyer is at least equal to the fair market value of Seller at the time of merger within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(iii).

5.             Additional Agreements.

5.1           Effect of Knowledge.  No information or Knowledge obtained in any investigation or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger or the rights of parties to indemnification pursuant to this Agreement.  The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

5.2           Confidentiality.  The parties acknowledge that Buyer and Seller have previously executed a confidentiality agreement dated April 28, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

5.3           Public Disclosure.  Without the prior written approval of Buyer, neither Seller nor the Stockholders’ Agent shall, and Seller shall cause members of the Management Team not to individually, issue any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure, except as may be required by Law.  After the Effective Time, Buyer may make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, that Buyer provides the Stockholders’ Agent with a reasonable opportunity to review and comment upon any such press release prior to making it; provided further, that the Stockholders’ Agent shall respond on a timely basis and Buyer shall not be restricted from making such announcement; provided, further, that Buyer will use commercially reasonable efforts to provide notice to the Stockholders’ Agent prior to disclosing the amount or composition of the Merger Consideration.

5.4           Filings.  Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity.

5.5           Seller Options and Warrants.

(a)           Option Plan.  Each Seller Option granted by Seller, whether granted pursuant to the Seller Option Plan outstanding immediately prior to the Effective Time or otherwise, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Seller Option, be cancelled.  Immediately prior the Effective Time, each holder of a Seller Option, to the extent vested, may exercise such Seller Options by providing proper notice to Seller on the Business Day immediately prior to the date on which the Effective Time occurs (the “Election Date”).  Upon exercise on or prior to the Election Date, each holder of a Seller Option shall deliver the consideration required by such Seller Option and upon the delivery of the applicable consideration plus withholding taxes, each such Seller Option shall be canceled in exchange for the number of shares of Seller Common Stock subject to such Seller Option.  At the Effective Time, all Seller Options that are not exercised on or prior to the Election Date, whether vested or not, shall no longer represent the right to purchase shares of Seller Common Stock and shall be cancelled.  Seller will take all corporate action necessary to amend the Seller Option Plan or any outstanding agreements, and deliver all notices required by the Seller Option Plan in a timely manner to give effect to the foregoing provisions of this section, as satisfactory to Buyer.  Each non-Company employee agreement regarding his, her or its Seller Option will be amended, as necessary, to provide for the cancellation and exchange provided for in this section, as satisfactory to Buyer.  Each non-Company employee agreement regarding his, her or its Seller Option will be amended, as necessary, to provide for the cancellation and exchange provided for in this section, as satisfactory to Buyer.

(b)           Cancellation of Warrants.  As a condition to Closing, Seller agrees have obtained a binding written agreement, acceptable to Buyer, from each holder of Seller Warrants whereby such holder agrees that if the Seller Warrants held by such holder have not been exercised prior to the Closing Date, then such Seller Warrants shall terminate upon and may not be exercised on or after the Closing Date without liability to Seller or Buyer.

5.6           Blue Sky Laws.  Buyer shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of the Buyer Shares in connection with the Merger.  Seller shall use its commercially reasonable efforts to assist Buyer to comply with the securities and blue sky Laws of all jurisdictions applicable to the issuance of Buyer Shares in connection with the Merger.

5.7           Escrow Agreement.  On or before the Effective Time, Buyer, Merger Sub, Escrow Agent and the Stockholders’ Agent will execute the Escrow Agreement in substantially the form attached as EXHIBIT E (“Escrow Agreement”).

5.8           Nonaccredited Stockholders.  Prior to the Effective Time, Seller shall not take any action, including the granting of employee stock options, that would cause the number of Seller stockholders who are not “accredited investors” pursuant to Regulation D promulgated under the

Securities Act to increase to more than 35 during the term of this Agreement.  Notwithstanding any other provision of this Agreement, to the extent that the number of holders of Seller Common Stock who are not “accredited investors” exceeds 35 at the Effective Time, Buyer in its sole discretion may unilaterally exclude that number of Seller stockholders from receipt of the Merger Consideration necessary to remain at no more than 35 Seller stockholders who are not “accredited investors” and Seller shall indemnify in full Buyer for any liability and attorneys’ fees and expenses resulting from the exclusion of such Seller stockholders, without regard to any limits on indemnification found in any other clause of this Agreement.

5.9           Employees.  Seller will use commercially reasonable efforts in consultation with Buyer to retain existing employees of Seller through the Effective Time and following the Merger.  Seller shall use its reasonable efforts to: (a) cause each person set forth in Section 5.9 of the Seller Disclosure Schedule to execute an offer letter in substantially the form attached hereto as EXHIBIT C and to execute a Restrictive Covenant agreement in substantially the form set forth as EXHIBIT D; and (b) cause each Seller employee to execute and deliver to Buyer a Proprietary Rights and Non-Disclosure agreement in the form provided by Buyer.

5.10         Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

5.11         Post-Closing Operations.  Buyer and Seller intend that Seller’s business continue as a separately-held business through the Surviving Corporation following the Closing (the “Seller Business”) and ending no earlier than January 1, 2012, and to that end: (i) Buyer shall act in good faith with respect to oversight and control of the business and affairs of the Surviving Corporation, including, without limitation, with respect to the Surviving Corporation’s efforts to reasonably maximize the Gross Profit Component and the EBITDA Component, and the Buyer further agrees not to take, or to refrain from taking, any action in bad faith with the effect of depressing the Gross Profit Component or the EBITDA Component, and (ii) Buyer will provide up to (but, at the request of the Management Team, no less than) $5 million for use as working capital during the period between the Closing and December 31, 2011 in accordance with the terms of a business plan for the Surviving Corporation agreed by Buyer and the Management Team promptly after the Closing (the “Business Plan”), as such Business Plan may be amended by the mutual consent of such parties from time to time.  In accordance with the terms of the Business Plan, the Seller shall deliver a written notice at least sixty (60) days prior to the beginning of each financial quarter occurring after the date of this Agreement specifying the dollar amount of working capital required by the Seller to operate during such upcoming financial quarter, and Buyer shall ensure such requested dollar amount is available to the Seller, in immediately available funds, for use by Seller in operating Seller’s business on the first day of the applicable quarter; provided, that, notwithstanding the foregoing, the Buyer agrees to deliver to Seller, promptly after (but in any event no later than 10 days after) the Closing, $400,000 for use by the Seller as working capital during the fourth quarter of 2010.  Buyer and one or more representatives of the Management Team agree to meet at least monthly until December 31, 2011 to discuss the financial requirements of the Surviving Corporation and to agree on any amendment(s) to the Business Plan.  In addition, Buyer and the Management Team will work in good faith develop a separate and reasonable bonus plan (apart from any of the Merger Consideration) to incent the Surviving Corporation’s employees to achieve the financial targets in accordance with the business plan.  The provisions of this Section 5.11 are binding, however, only to the extent that the Surviving Corporation does not employ or otherwise use the services of any other employees of the Buyer.

5.12         Calculation of Gross Profit Component and EBITDA Component; Statement.  As soon as reasonably practical after January, 1, 2012, but in any event no later than March 31, 2012, Buyer shall furnish to the Stockholder Representative a statement (the “Component Statement”) setting forth the Buyer’s determination of (i) the Gross Profit Component and (ii) the EBITDA Component.  Unless,

within the ten (10) Business Day period following the Stockholder Representative’s receipt of the Component Statement, the Stockholder Representative delivers written notice to the Buyer (the “Component Dispute Notice”) setting forth in reasonable detail any and all items of disagreement related to the Component Statement (each, an “Item of Dispute”), the Component Statement shall be conclusive and binding upon the Stockholder Representative and all stockholders of the Seller.  After the delivery of the Component Statement, the Stockholder Representative and his or her representatives shall be permitted reasonable access, during normal business hours, to books and records and working papers of the Buyer and Surviving Corporation that are substantially relevant to the Buyer’s preparation of the Component Statement; provided, that such access shall be for the sole purpose of reviewing the accuracy of the Component Statement, and provided further, that the Stockholder Representative and his or her representatives shall maintain all such books and records and working papers in strict confidence.

5.13         Component Statement Dispute Resolution.  If the Stockholder Representative timely delivers a Component Dispute Notice, the Buyer and the Stockholder Representative shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Component Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Component Statement (as so modified) shall be conclusive and binding upon the Buyer, the Stockholder Representative and all stockholders of the Seller.  If any Item of Dispute remains unresolved for a period of ten (10) Business Days after the Buyer’s receipt of the Component Dispute Notice with respect to the Component Statement, the Buyer and the Stockholder Representative shall submit the dispute to a nationally recognized independent certified public accountant (the “Accounting Firm”) selected by the mutual agreement of the Buyer and the Stockholder Representative within five (5) Business Days after the end of such ten (10) Business Day period.  If the Buyer and the Stockholder Representative are unable to mutually agree upon such an accountant within such five (5) Business Day period, then the Buyer and the Stockholder Representative shall each select a nationally recognized accountant and within five (5) Business Days after their selection, those two accountants shall select a third nationally recognized accountant to act as the Accounting Firm.  If either the Buyer or the Stockholder Representative fails to timely select an accountant pursuant to the immediately preceding sentence, the selection of the Accounting Firm shall be made by the accountant that has been selected by the party that has timely selected an accountant.  The Buyer and the Stockholder Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within twenty (20) Business Days after its retention, and the Stockholder Representative and the Buyer shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon all of the Parties, and the Component Statement shall be modified to the extent necessary to reflect such determination.  The Component Statement (as so modified) shall be conclusive and binding upon all of the Parties.  The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer, on the one hand, and/or by the Stockholders, on the other hand, out of the Escrow Fund based upon the percentage which the portion of the contested amount not awarded to the Buyer or the Stockholder Representative, as applicable, bears to the amount actually contested by the Buyer or the Stockholder Representative, respectively, as determined by the Accounting Firm.  The Buyer shall pay the Contingent Merger Consideration promptly after any the final determination pursuant to this Section 5.13, and in any event within five (5) Business Days after such determination, in accordance with the terms of the Agreement.

5.14         Effect of Acquisition of Buyer.  Notwithstanding any provision of this Agreement to the contrary, in the event of a Change of Control (as defined below) of Buyer, the right of the Seller stockholders to receive the Deferred Merger Consideration and the Contingent Merger Consideration, shall be appropriately adjusted, immediately upon such Change in Control, such that in lieu of Buyer Shares hereunder the Seller stockholders shall be entitled to receive either an equivalent amount of cash or, at the option of the entity that acquires Buyer, the securities of the entity which acquires the Buyer pursuant to such Change of Control, with appropriate adjustments made to the definitions of “Applicable Average Closing Price”, “Average Closing AIM Price” and “Average Closing Nasdaq Price”, as applicable.

For purposes of this Section 5.14, “Change of Control” means a change in ownership or control of the Buyer effected through any of the following transactions, whether in a single transaction or series of related transactions: (i) a merger, consolidation or other reorganization approved by the Buyer’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Buyer’s outstanding voting securities immediately prior to such transaction; (ii) a sale, transfer or other disposition of all or substantially all of the Buyer’s assets in complete liquidation or dissolution of the Buyer; or (iii) the acquisition, directly or indirectly by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Buyer’s outstanding securities pursuant to a tender or exchange offer made directly to the Buyer’s stockholders; provided, that, in no event shall any public offering of the Buyer’s securities be deemed to constitute a Change in Control.

5.15         Conduct Prior to Closing.  Each Party agrees to use reasonable best efforts to consummate the Merger and satisfy the conditions set forth in Section 6 hereof prior to the filing of the Certificate of Merger.  Seller agrees to operate its business and affairs in the ordinary course of business consistent with past practice until consummation of the Merger.

5.16         Sales Alignment.  The Parties agree to use reasonable efforts after the Effective Time to promptly agree to a “sales alignment policy” related to the determination of revenue included for the calculation of the EBITDA Component and the Gross Revenue Component.

5.17         Termination.  In the event that Seller does not deliver to Buyer consents from Seller’s stockholders satisfying the condition set forth in Section 6.2(j) hereof by 10:00 a.m. PDT October 1, 2010, then Buyer in its sole and absolute discretion may terminate this agreement upon written notice to the Seller and the Parties shall have no further obligations thereafter with respect to the subject matter hereof.

5.18         Deferred Share Awards.  Within fourteen (14) days after the Contingent Payment Date, Buyer shall issue deferred share awards in accordance with the standard terms, provisions and conditions of Buyer’s current equity inventive plan to the individuals set forth on EXHIBIT I attached hereto.  The amount of deferred shares issuable shall be calculated by dividing the amount adjacent to each such individual’s name listed on EXHIBIT I by the average closing price of Buyer’s ordinary shares on the Buyer’s primary equity trading market for the ten (10) trading days preceding the Contingent Payment Date; provided, however, that (i) the amounts listed on EXHIBIT I shall be proportionately adjusted proportionately downward such that the aggregate amount issuable shall equal 11.739% of the Contingent Gross Amount (but shall not in any event in the aggregate exceed the amounts set forth on EXHIBIT I); and (ii) all such awards are subject to vesting contingent upon continued service with the Surviving Corporation (the  “Deferred Share Awards”).

6.             Conditions to the Merger.

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           Stockholder Approval.  The principal terms of this Agreement and the Merger shall be approved by the stockholders of Seller by the requisite vote under Delaware Law and Seller’s Certificate of Incorporation.

(b)           No Litigation, Injunctions or Restraints; Illegality.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Buyer or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief; (iii) seeking to prohibit or limit in any material respect Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Seller Common Stock; or (iv) which would affect adversely the right of Buyer or Seller to own the assets or operate the business of the Acquired Corporations.  There shall be not be any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition in effect, seeking to prevent or preventing the consummation of the Merger, nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2           Additional Conditions to the Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Buyer:

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of the Seller in Section 3 shall be true and correct.

(b)           Performance of Obligations.  Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)           Certificate of Officers.  Buyer and Merger Sub shall have received a certificate executed on behalf of Seller by the chief executive officer and chief financial officer of Seller certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d)           Third Party Consents.  The consents listed on Schedule 6.2(d) shall have been obtained and shall be in full force and effect.

(e)           Escrow Agreement.  Buyer, Merger Sub, Seller, Escrow Agent and the Stockholders’ Agent shall have entered into the Escrow Agreement.

(f)            Investor Representation Statement; Number of Shareholders.  Each of the Seller’s stockholders shall have delivered to Buyer a signed Investor Representation Statement in substantially the form attached hereto as EXHIBIT B and each such Statement shall be in full force and effect, and there shall be no more than thirty-five (35) Seller stockholders who are both (i) U.S. persons as defined under Regulation S under the Securities Act (a “U.S. Person”); and (ii) not “accredited investors” as defined in Rule 501 under the Securities Act.

(g)           Purchaser Representative.  There shall be a Purchaser Representative, as defined in Regulation D under the Securities Act, reasonably satisfactory to Buyer, representing each holder of Seller Common Stock who is a U.S. Person and not an “accredited investor” as defined in Rule 501 under the Securities Act, and such Purchaser Representative shall have executed and delivered documentation reasonably satisfactory to Buyer and have acted in accordance with said agreement.

(h)           Restrictive Covenant Agreements.  Each member of the Management Team shall have entered into a Restrictive Covenant Agreement in the form attached hereto as EXHIBIT D.

(i)            Offer Letters.  Each employee of Seller shall have accepted employment with Merger Sub pursuant to the terms of an offer letter in substantially the form attached hereto as EXHIBIT C.

(j)            Appraisal Rights.  No more than ten percent (10%) of the Seller Common Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.

(k)           Warrants.  All Seller Warrants outstanding on the Closing Date shall be cancelled as provided in this Agreement.

(l)            Secretary’s Certificate.  The Secretary of the Seller shall deliver to the Buyer at Closing a certificate certifying (i) the Certificate of Incorporation of the Seller, (ii) the Bylaws of the Seller and (iii) resolutions of the Board of Directors of the Seller and (iv) its stockholders evidencing approval of this Agreement and the Merger.

(m)          FIRPTA Certificate.  Seller shall deliver a FIRPTA Certificate, dated no more than 30 days prior to the date of Closing and signed by a responsible corporate officer of Seller, certifying that Seller is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (B) proof reasonably satisfactory to Buyer that Seller has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).

(n)           Good Standing Certificates.  Seller shall deliver a certificate from the Franchise Tax Board of the State of California as to the good standing of the Corporation, as of a recent date (but no earlier than the third Business Day) prior to the Closing.

(o)           Certificate of Merger.  Seller shall deliver the Certificate of Merger duly executed by an authorized officer of Seller.

(p)           Opinion.  Counsel for Seller shall have delivered to Buyer an opinion in the opinion in the form attached hereto as EXHIBIT F.

(q)           Option Releases.  Seller shall have obtained executed general releases in the form attached hereto as EXHIBIT G from each of the individuals listed on SCHEDULE G-1.

(r)            Allen & Co. Release.  Seller shall have obtained an executed general release from Allen & Co. in the form attached hereto as EXHIBIT H.

6.3           Additional Conditions to Obligations of Seller.  The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Seller:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Buyer and Merger Sub in this Agreement shall be true and correct.

(b)           Performance of Obligations.  Buyer and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)           Certificate of Officers.  Seller shall have received a certificate executed on behalf of Buyer and Merger Sub by the chief executive officer and chief financial officer of Buyer and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

7.             Escrow and Indemnification.

7.1           Escrow Fund.

(a)           Creation of Fund.  Escrow Agent shall create and hold separate an escrow fund to be available to compensate Buyer pursuant to the indemnification obligations of the stockholders of Seller (the “Escrow Fund”).  The sole contributions by the stockholders of the Seller to the Escrow Fund shall be the Upfront Escrow Shares, the Deferred Escrow Shares, when issuable, and the Deferred Escrow Cash, when payable, if any.

(b)           Dividends.  Except for dividends paid in stock declared with respect to the shares of Buyer Shares held in the Escrow Fund, which shall be treated as part of the Escrow Fund, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Shares of Buyer Shares held in the Escrow Fund will be delivered to the stockholders of Seller based on their aggregate Per Share Escrow Consideration.  Each stockholder of Seller will have voting rights with respect to the shares of Buyer Shares held in the Escrow Fund with respect to such stockholder so long as such shares are held in escrow, and Buyer will take all reasonable steps necessary to allow the exercise of such rights.  While the shares of Buyer Shares held in the Escrow Fund remain in the Escrow Agent’s possession pursuant to this Agreement, the stockholders of Seller will retain and will be able to exercise all other incidents of ownership of such shares which are not inconsistent with the terms and conditions of this Agreement.

7.2           Indemnification.

(a)           Survival of Warranties.  All representations and warranties of the parties contained in this Agreement or incorporated herein by reference or in any certificate delivered by a party pursuant to this Agreement shall (a) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto, and (b) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date) in each case, subject to the limitations set forth in this section.  The representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is twelve (12) months after the Closing Date (the “Termination Date”); provided that the representations and warranties under Sections 3.1, 3.2, 3.5, 3.25, 4.1 and 4.2 and related indemnity obligations shall survive indefinitely and that representations and warranties under Section 4.11 shall survive until the applicable statute of limitations expires plus an additional sixty (60) days.  Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the Merger and expire on the Termination Date.  The covenants and agreements contained in Section 5.14 shall not expire until the Deferred Merger Consideration and the Contingent Merger Consideration is either paid or the Seller stockholders are no longer entitled to the Deferred Merger Consideration or the Contingent Merger Consideration under the terms of this Agreement.  Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Buyer Indemnified Person or

Seller Indemnified Person prior to the termination of the representation, warranty or indemnification obligation pursuant to this section, the indemnification obligations set forth in this section shall continue with respect to such claim until the resolution thereof.

(b)           Indemnification by Seller Stockholders.

(i)  Subject to the limitations set forth in this section, the stockholders of Seller, each an “Indemnifying Party,” will jointly and severally indemnify and hold harmless Buyer and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control Buyer or the Surviving Corporation within the meaning of the Securities Act (individually an “Buyer Indemnified Person” and collectively the “Buyer Indemnified Persons”) from and against any Damages based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from: (1) the inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Seller hereunder; (2) any non-fulfillment or breach of any covenant or agreement made by Seller in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Seller hereunder; (3) any claim of any nature by any of Seller’s stockholders or option holders arising out of or in connection with this Agreement, the Merger or the termination of the Seller Option Plan, Sale Incentive Plan or Seller Warrants (other than claims for payments under Section 2 of this Agreement); (4) any amount payable in respect of any Dissenting Share in excess of the Merger Consideration and any cost and expenses defending any claim involving Dissenting Shares; (5) any liability for (A) any Tax imposed on Seller with respect to any Tax period prior to the Effective Time, (B) any Tax of any other Person for periods ending on or before the Effective Time imposed upon Seller as a result of Seller being included prior to the Effective Time in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law) or, as a transferee or successor, by agreement or otherwise or (C) any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement; or (6) enforcing the indemnification provided for hereunder.  In connection with any exercise by any Acquired Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, the Stockholders’ Agent.

(ii)  Nothing in this Agreement shall limit the liability in amount or otherwise of (A) any Seller stockholder in connection with any breach by such stockholder of any representation or covenant in the Solicitation Statement; or (B) Seller of any of its officers, directors or stockholders, with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(c)           Indemnification by Buyer.  Subject to the limitations set forth in this section, Buyer (also an “Indemnifying Party”) agrees to indemnify and hold harmless the stockholders of Seller and their respective successors and assigns (the “Seller Indemnified Person” and, collectively the “Seller Indemnified Persons”) against and in respect of any and all Damages based upon, arising out of, or otherwise in respect of, or which may be incurred by virtue of or result from: (i) the inaccuracy in or breach of any representation or warranty made by Buyer or Merger Sub in this Agreement (including all schedules and exhibits hereto) or in any certificate delivered by Buyer or Merger Sub hereunder; (ii) any non-fulfillment or breach of any covenant or agreement made by Buyer or Merger Sub in this Agreement (including all schedules and exhibits hereto); (iii) any claim with respect to Taxes imposed on the Seller,

Buyer or Merger Sub for periods starting the day after the Closing Date (or for the portion of any period following the Closing Date to the extent a period does not close on such date), except to the extent such Taxes are attributable to a breach of the representation set forth in Section 3.20; or (d) enforcing the indemnification provided for hereunder.  In connection with any exercise by any Seller Indemnified Person of its rights hereunder, it shall make any claim for indemnification only through, and Buyer shall be entitled to deal exclusively with, the Stockholders’ Agent, and any claim for indemnification made directly by a Seller Indemnified Person to Buyer shall be deemed to be invalid for all purposes of this section.

(d)           Limitations.  No claim for any Damages asserted under Section 7.2(b) and Section 7.2(c)(i) shall be made by a Buyer Indemnified Person or Seller Indemnified Person until the aggregate amount of all Damages with respect to such claims exceeds $250,000 (the “Limitation”), in which event such Buyer Indemnified Person or Seller Indemnified Person shall be permitted to make claims under this section for Damages in excess of $125,000.  Subject to the last sentence of this paragraph, no Indemnifying Party shall be liable for Damages in excess of the Escrow Fund (the “Escrow Limitation”).  The Limitation and the Escrow Limitation shall not apply to (1) any claims related to an inaccuracy or breach of any representation or warranty contained in Sections 3.1, 3.2, 3.5, 3.25, 4.1 and 4.2; or (2) any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct.  Solely with respect to any claims related to an inaccuracy or breach of any representation or warranty contained in Section 3.10(b), notwithstanding any provision hereof to the contrary, (i) the Escrow Limitation shall not apply, and (ii) a Buyer Indemnified Person shall be permitted to make claims for Damages up to $2,000,000, which Damages, if proven and determined pursuant to the terms of this Agreement, shall be satisfied from the Escrow Fund, and if the Escrow Fund is exhausted, then such Damages shall be satisfied by a withholding by such Buyer Indemnified Person from either the Deferred Merger Consideration or Contingent Merger Consideration, as determined in their sole discretion.  Solely with respect to claims for any Damages asserted by a Buyer Indemnified Person pursuant to Section 7.2(b)(i)(4), notwithstanding any provision hereof to the contrary, (i) the Escrow Limitation shall not apply, and (ii) such Buyer Indemnified Person shall be permitted to make claims for Damages up to $2,900,000 in excess of the Escrow Fund, which Damages, if proven and determined pursuant to the terms of this Agreement, may be satisfied from either the Escrow Fund or withheld by such Buyer Indemnified Person from either the Deferred Merger Consideration or Contingent Merger Consideration, as determined in their sole discretion.  Solely with respect to claims for any Damages asserted by a Buyer Indemnified Person pursuant to Section 7.2(b)(i)(3), notwithstanding any provision hereof to the contrary, (i) the Escrow Limitation shall not apply, and (ii) such Buyer Indemnified Person shall be permitted to make claims for Damages up to $300,000 in excess of the Escrow Fund, which Damages, if proven and determined pursuant to the terms of this Agreement, may be satisfied from either the Escrow Fund or withheld by such Buyer Indemnified Person from either the Deferred Merger Consideration or Contingent Merger Consideration, as determined in their sole discretion.

(e)           Priority.  Any indemnification obligations of the stockholders of Seller hereunder shall be satisfied first from the Escrow Fund.

(f)            Third Party Claims.  In the event of the assertion or commencement by any person of any claim or proceeding (whether against any Buyer Indemnified Person, Seller Indemnified Person, or any other Person) with respect to which an Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Buyer Indemnified Person or Seller Indemnified Person pursuant to this section, the Buyer Indemnified Person or Seller Indemnified Person shall have the right, at its election, to proceed with the defense of such claim or proceeding on its own with counsel reasonably satisfactory to the Indemnifying Party.  If the Buyer Indemnified Person or Seller Indemnified Person so proceeds with the defense of any such claim or proceeding:

(i)            subject to the other provisions of this section, all reasonable expenses relating to the defense of such claim or proceeding shall be borne and paid exclusively by the Indemnifying Party;

(ii)           the Indemnifying Party shall make available to the Buyer Indemnified Person or Seller Indemnified Person any documents and materials in their possession or control that may be necessary to the defense of such claim or proceeding;

(iii)          the Buyer Indemnified Person or Seller Indemnified Person shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding; and

(iv)          the Buyer Indemnified Person or Seller Indemnified Person shall have the right to settle, adjust or compromise such claim or proceeding; provided, that if the Buyer Indemnified Person or Seller Indemnified Person settles, adjusts or compromises any such claim or proceeding without the consent of the Indemnifying Party, such settlement, adjustment or compromise shall be conclusive evidence of the amount of Damages incurred by the Buyer Indemnified Person or Seller Indemnified Person in connection with such claim or proceeding (it being understood that if the Buyer Indemnified Person or Seller Indemnified Person requests that the indemnifying party consents to a settlement, adjustment or compromise, the Indemnifying Party shall not unreasonably withhold or delay such consent).

(g)           Notice and Procedures. The Buyer Indemnified Person or Seller Indemnified Person shall give the Indemnifying Party prompt written notice of the commencement of any such proceeding against such Buyer Indemnified Person or Seller Indemnified Person; provided, that any failure on the part of the Buyer Indemnified Person or Seller Indemnified Person to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this section (except to the extent such failure materially prejudices the defense of such proceeding).  If the Buyer Indemnified Person or Seller Indemnified Person does not elect to proceed with the defense of any such claim or proceeding, the Indemnifying Party may proceed with the defense of such claim or proceeding with counsel reasonably satisfactory to the Buyer Indemnified Person or Seller Indemnified Person; provided, however, that the Indemnifying Party may not settle, adjust or compromise any such claim or proceeding without the prior written consent of the Buyer Indemnified Person or Seller Indemnified Person (which consent may not be unreasonably withheld or delayed).

7.3           Escrow Period; Release From Escrow.

(a)           Termination of Escrow.  The Escrow Period shall terminate upon the expiration of 12 months after the Effective Time; provided, that a portion of the Escrow Fund that, in the reasonable judgment of Buyer subject to the objection of the Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 7.6 hereto, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined below) delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.

(b)           Release.  Within three Business Days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the stockholders of Seller their aggregate amount of the Per Share Escrow Consideration.  The Per Share Escrow Consideration shall be determined by deducting from the Per Share Escrow Consideration determined pursuant to Section 2, all amounts paid to Buyer for indemnification pursuant to this section and all amounts to be held in the Escrow Fund beyond the end of the Escrow Period pursuant to Section 7.3(a).  After the initial release of the Per Share Escrow Consideration, the Per Share Escrow Consideration shall be recalculated each time a portion of the Escrow Fund is released to the stockholders of Seller taking into consideration all amounts paid to Buyer for indemnification pursuant to this section, all amounts to be continued to be held in the Escrow Fund and all amounts previously paid to the stockholders of Seller.  Any portion of the Escrow Fund held as a result of Section 7.3(a) shall be released to the stockholders of Seller or released to Buyer (as appropriate) promptly upon resolution of each specific indemnification claim involved.  Buyer will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons.  Certificates representing shares of Buyer Shares so issued that are subject to resale restrictions under applicable securities Laws will bear legends to that effect.  No fractional shares shall be released and delivered from Escrow to the stockholders of Seller.  In lieu of any fraction of an Escrow Share to which a Seller stockholder would otherwise be entitled, such holder will receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Applicable Average Closing Price.

(c)           No Transfers of Escrowed Property.  No shares of Buyer Shares held in the Escrow Fund or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any stockholder of Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such stockholder, prior to the delivery to such stockholder of such stockholder’s Per Share Escrow Consideration by the Escrow Agent as provided herein.

(d)           Transfer of Shares Held in the Escrow Fund.  The Escrow Agent is hereby granted the power to effect any transfer of shares of Buyer Shares contemplated by this Agreement.  Buyer will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

7.4           Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent on or before the Release Date of an Officer’s Certificate stating that Damages exist with respect to the indemnification obligations of the stockholders of Seller set forth in Section 7.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this section, deliver to Buyer out of the Escrow Fund, as promptly as practicable, Buyer Shares or other assets held in the Escrow Fund having a value equal to such Damages.  For the purpose of compensating Buyer for its Damages pursuant to this Agreement, the Buyer Shares in the Escrow Fund shall be valued at the Applicable Average Closing Price.

7.5           Objections to Claims.

(a)           Written Notice.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Agent.  For a period of 30 days after such delivery, the Escrow Agent shall make no delivery of Buyer

Shares or other property pursuant to Section 7.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery.  After the expiration of such 30-day period, the Escrow Agent shall make delivery of the Buyer Shares or other property in the Escrow Fund in accordance with Section 7.4 hereof, provided that no such payment or delivery may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such 30 day period.

(b)           Negotiation and Resolution.  In case the Stockholders’ Agent shall so object in writing to any claim or claims by Buyer made in any Officer’s Certificate, Buyer shall have 30 days to respond in a written statement to the objection of the Stockholders’ Agent.  If after such thirty 30-day period there remains a dispute as to any claims, the Stockholders’ Agent and Buyer shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholders’ Agent and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Buyer Shares or other property from the Escrow Fund in accordance with the terms thereof.

7.6           Claims by Seller Indemnified Persons.

(a)           Indemnification by Buyer.  Subject to the provisions of this Section 7, upon receipt by Buyer of a certificate signed by the Stockholders’ Agent (an “Agent Certificate”) stating that Damages exist with respect to the indemnification obligations of Buyer and Merger Sub set forth in Section 7.2 and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or other claim to which such item is related, Buyer shall, subject to the provisions of this Section 7, deliver a sum of cash equal to such Damages to the Stockholders’ Agent as promptly as practicable.

(b)           Negotiation and Resolution.  Buyer shall have 30 days after delivery of an Agent Certificate to object to any claim or claims made by such Agent Certificate in a written statement delivered to Stockholders’ Agent.  In case Buyer shall so object in writing to any claim or claims made by the Stockholders’ Agent in the Agent Certificate, the Shareholders Agent shall have 30 days to respond in a written statement to the objection of Buyer.  If after such 30-day period there remains a dispute as to any claims, the Stockholders’ Agent and Buyer shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholders’ Agent and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  Buyer shall, if agreed in such memorandum, make payment for claims or other disposition as agreed in such memorandum and such performance shall satisfy all of Buyer’s obligations as to such claim.

7.7           Resolution of Conflicts and Arbitration.

(a)           Arbitration.  If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 7.5 or 7.6, either Buyer or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator.  Buyer and the Stockholders’ Agent shall agree on the arbitrator, provided that if Buyer and the Stockholders’ Agent cannot agree on such arbitrator, either Buyer or Stockholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”)

select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate or Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

(b)           Enforcement.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in the County of Santa Clara, California under the commercial rules then in effect of JAMS.  The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.  For purposes of this Section 7.7(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate or Agent Certificate, as the case may be, is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrators award the party seeking indemnification more than one half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party.

7.8           Stockholders’ Agent.

(a)           Appointment.  The Stockholders’ Agent shall be agent for and on behalf of the Seller stockholders to give and receive notices and communications, to authorize delivery to Buyer of the Buyer Shares or other property from the Escrow Fund in satisfaction of claims by Buyer, to object to such deliveries, to make claims on behalf of the Seller Stockholders pursuant to Section 7.6, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten days’ prior written notice to Buyer.  No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Seller stockholders.  Approval of this Agreement by the stockholders of Seller shall constitute their ratification and approval of the appointment of the Stockholders’ Agent pursuant to this Agreement to act on behalf of the stockholders of Seller.

(b)           No Liability.  The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholder’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Seller stockholders shall severally indemnify and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c)           Access to Information.  The Stockholders’ Agent shall have reasonable access to information about Seller and the reasonable assistance of Seller’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Seller to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d)           Conflict of Interest.  Buyer acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Buyer that he will act in the best interests of the Seller stockholders.

7.9           Actions of the Stockholders’ Agent.  A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Seller stockholders for whom shares of Buyer Shares otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Seller stockholder, and the Escrow Agent and Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Seller stockholder.  The Escrow Agent and Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

8.             General Provisions.

8.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)           Addressees:

if to Buyer or Merger Sub, to:

c/o Velti USA, Inc.

150 California St

San Francisco CA 94111

Attention: Sally J. Rau, Chief Administrative Officer

and General Counsel

Fax: 415.449.6733

Tel: 415.315.3464

Email: srau@velti.com

with a copy to:

DLA Piper US (LLP)

2000 University Avenue

East Palo Alto, CA 94303

Attention:  Edward Batts, Esq.

Fax:  650.833.2001

Tel:  650.833.2073

email:  edward.batts@dlapiper.com

if to Seller, to:

Mobclix, Inc.

530 University Ave.

Palo Alto, CA  94301

Attention:  Sumit Rai, President and CEO

Tel:  650.319.8302
email:  srai@mobclix.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, CA  94304

Attention:  Peter S. Buckland, Esq.

Fax:  650.858.6100

Tel:  650.585.6036

email:  peter.buckland@wilmerhale.com

if to Stockholders’ Agent, to:

Richard Talley

800 Fifth Ave #19E

New York, NY 10065

Attention:  Richard Talley

Fax:  212.317.9018

Tel:  949.293.9745

email:  RTalleyHo2@aol.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, CA  94304

Attention:  Peter S. Buckland, Esq.

Fax:  650.858.6100

Tel:  650.585.6036

email:  peter.buckland@wilmerhale.com

(b)           Interpretation.  This Agreement shall be construed in accordance with the following rules of construction: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (v) the words “includes” and “including” are not limiting.

8.2           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Signatures delivered by electronic methods shall have the same affect as signatures delivered in person.

8.3           Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Seller Disclosure Schedule and the Buyer Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.

8.4           Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.6           Governing Law; Waiver of Jury Trail.  This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the County of Santa Clara, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.8           Conflicts; Continuing Representation.  The parties hereto and the Stockholders’ Agent (the “Consenting Parties”) acknowledge that at all times relevant hereto up to the closing Wilmer Cutler Pickering Hale and Dorr LLP (“Seller’s Counsel”) has represented only Seller.  If subsequent to the Closing any dispute were to arise relating in any manner to this Agreement or any other agreement between the Stockholders’ Agent or any former Seller stockholder, on the one hand, and Buyer, on the other hand (“Disputes”), Buyer hereby consents to Seller’s Counsel representation of the Stockholders’ Agent (and/or such stockholders) in the Disputes.  Buyer acknowledges that Seller’s Counsel has been and will be providing legal advice to Seller in connection with the Merger and the other transactions contemplated by this Agreement and in such capacity will have obtained confidential information of Seller (the “Seller Confidential Information”).  The Seller Confidential Information includes all communications, whether written or electronic, including any communications between Seller’s Counsel, the directors, officers, stockholders, accounting firm, and/or employees of Seller, and all files, attorney notes, drafts or other documents directly relating to this Agreement which predate the Closing (collectively, the “Seller’s Counsel Work Product”).  In any Dispute, to the extent that any Seller Confidential Information is in Seller’s Counsel’s possession at the Effective Time, such Seller Confidential Information may be used on behalf of the Stockholders’ Agent in connection with such Dispute at the sole discretion of the Stockholders’ Agent.  In any Dispute, the Consenting Parties waive the right to present any Seller’s Counsel Work Product as evidence in any action arising out of such Dispute.  The Consenting Parties waive their right to access any Seller’s Counsel Work Product, except as reasonably necessary in connection with an action which is not a Dispute.  The Consenting Parties hereby consent to the disclosure and use by Seller’s Counsel for the benefit of the former Seller stockholders and the Stockholders’ Agent of any information (confidential or otherwise) disclosed to it by Seller (including its directors, officers, stockholders, accounting firm, and/or employees of Seller) prior to the Effective Time.

8.9           Enforcement.  Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of California or in California state court, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of California or any California state court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of California or a California state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

8.10         Amendment; Waiver.  Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver.  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this

Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

*  *  *  *  *  *

IN WITNESS WHEREOF, Seller, Buyer, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SELLER:

By:	/s/ Sumit Rai
Sumit Rai
President

IN WITNESS WHEREOF, Seller, Buyer, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:

By:	/s/ Alex Moukas
Alex Moukas
Chief Executive Officer

IN WITNESS WHEREOF, Seller, Buyer, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

MERGER SUB:

By:	/s/ Sally Rau
Sally Rau
Chief Administrative Officer and General Counsel

IN WITNESS WHEREOF, Seller, Buyer, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

STOCKHOLDERS’ AGENT:

By:	/s/ Richard Talley
Richard Talley